UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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National Bank Holdings Corporation (Name of the Registrant as Specified In Its Charter)
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Notice of 2021 Annual Meeting of Shareholders

March 19, 2021

DEAR SHAREHOLDERS: I’m pleased to invite you to the Annual Meeting of Shareholders of National Bank Holdings Corporation. Due to the public health concerns relating to COVID-19, it will be a virtual meeting, conducted solely via audio webcast. At the meeting, shareholders will vote on the following proposals:

1    To elect seven directors to our Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2021;

3    To adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the proxy statement; and

4    To approve, on a non-binding advisory basis, the frequency of future advisory votes on executive compensation.

Shareholders also will transact such other business as may properly come before the meeting.

YOUR VOTE IS IMPORTANT: Whether or not you plan to attend the virtual meeting, we urge you to vote and submit your proxy so that as many shares as possible may be represented during the meeting. We appreciate your cooperation in returning your proxy promptly.

Please call us at 720-554-6640 if you need instructions on how to attend the virtual meeting or have questions about how to vote.

By Order of the Board of Directors,

/s/ Angela N. Petrucci

Angela N. Petrucci, Secretary

Meeting Information
Date:	Tuesday, May 4, 2021
Time:	8:30 a.m. Mountain Time
Location:	Virtual www.virtualshareholdermeeting.com/ NBHC2021

How to Vote and Other Details

Record Date	March 12, 2021 is the record date for determining which shareholders have the right to receive notice of, and to vote at, the meeting or any postponements or adjournments thereof.
Registered and beneficial shareholders can vote their shares in the following ways:
Internet	Log on to www.proxyvote.com and enter the 16- digit control number provided on your proxy card
Telephone	Dial 1-800-690-6903 and enter the 16-digit control number provided on your proxy card
Mail	Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
To join the virtual Annual Meeting (and vote during the meeting), login at:
Virtual Meeting

www.virtualshareholdermeeting.com/NBHC2021 and have available the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials

Online access to the audio webcast will open 15 minutes prior to the start of the meeting to allow time for shareholders to log in and test the computer audio system

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of National Bank Holdings Corporation, a Delaware corporation (the “Company”, “NBHC”, “we”, “us” or “our”), to be used during our 2021 Annual Meeting of Shareholders (the “Meeting”) and at any postponements or adjournments thereof. The Meeting will be held virtually at www.virtualshareholdermeeting.com/NBHC2021, at 8:30 a.m. Mountain Time on Tuesday, May 4, 2021.

In this proxy statement, we refer to our employees as “associates.” In this proxy statement, we also refer to the Notice of Annual Meeting of Shareholders, this proxy statement, our 2020 Annual Report to Shareholders and the accompanying proxy as our “Proxy Materials.”

Holders of record of shares of Class A common stock at the close of business on March 12, 2021 (the record date) are entitled to notice of, and to vote at, the Meeting. As of such date, there were 30,708,723 shares of Class A common stock outstanding and entitled to vote. In addition, as of such date, there were 165,687 shares of unvested restricted stock (Class A common stock) entitled to vote. Each share of our Class A common stock is entitled to one vote on all matters (in the case of Proposal 1, with respect to the election of each director).

Please read the Proxy Materials carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares. You have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other holder of record, please refer to your proxy card or the voting information provided by your bank, broker or other holder of record to see which voting options are available to you. Voting via the Internet, by telephone or by mail will not prevent you from voting your shares during the Meeting. However, if you hold shares through a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote during the Meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

When you vote by proxy, your shares will be voted according to your instructions. If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls during the Meeting by submitting a later dated proxy or delivering a written notice of revocation to our Secretary, Angela Petrucci, at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. If you hold shares through a bank, broker or other holder of record, you must contact the holder of record to revoke any prior voting instructions.

We pay the cost of soliciting proxies. Members of our Board and other associates may solicit proxies by mail, telephone, fax, email or electronically. We will not pay directors or other associates any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar nominees representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions. We have engaged Alliance Advisors LLC (“Alliance”) as proxy solicitation agent and will pay fees of approximately $7,000 to Alliance plus certain out-of-pocket expenses to assist us with the solicitation of proxies.

To join the online Annual Meeting, login at www.virtual shareholdermeeting.com/NBHC2021, you must enter the 16-dight control number on your Notice of Internet Availability of Proxy Materials (“Notice”), proxy card or voting instruction form. The virtual meeting room will open at 8:15 a.m. Mountain Time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Virtual Annual Meeting login page.

If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/NBHC2021, simply type your question in the “ask a question” box and click “submit”. Questions pertinent to meeting matters will be answered during the meeting as time allows.

Our principal executive offices are located at 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111.

Vote Required for Approval

The presence, by proxy or virtually at the meeting, of the holders of a majority of the outstanding shares of our Class A common stock entitled to vote during the Meeting shall constitute a quorum. Withheld votes, abstentions and broker “non-votes” (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote on a particular matter) are counted as present for purposes of establishing a quorum. If you are a beneficial shareholder and your broker holds your shares in its name, the rules of the New York Stock Exchange (“NYSE”) permit your broker to vote your shares on the ratification of the appointment of our independent registered certified public accounting firm (Proposal 2), even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker cannot vote your shares on the other proposals if you do not timely provide instructions for voting your shares.

For Proposal 1 (election of directors), the seven nominees for director receiving a plurality of the votes cast during the Meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Broker “non-votes” will have no effect on the voting results for this proposal.

Proposal 2 (ratification of the appointment of our independent registered certified public accounting firm) will be passed if a majority of the shares of our Class A common stock present during the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. No broker “non-votes” are expected to exist in connection with this proposal.

Proposal 3 (the advisory proposal on the compensation of our named executive officers) will be approved if a majority of the shares of our Class A common stock present during the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. Broker “non-votes” are not considered to be entitled to vote and therefore will have no effect on the voting results for this proposal. The advisory vote on executive compensation (Proposal 3) is non-binding. Our Board and our Compensation Committee, however, will review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in making a determination concerning the advisory vote on executive compensation.

Proposal 4 (the advisory vote on the frequency of future advisory votes on executive compensation) will be decided by plurality vote, with the option that receives the greatest number of votes (every one, two or three years) being considered the non-binding preference selected by shareholders. Abstentions and broker “non-votes” are not counted as votes “for” or “against” any options under this proposal.

Approval of any other business that may properly come before the Meeting will require the affirmative vote of a majority of the shares present virtually or represented by proxy during the Meeting and entitled to vote thereon.

Voting for Registered and Beneficial Shareholders

You may vote your shares during the virtual Annual Meeting or by proxy. There are three ways to vote by proxy:

Via Internet: You may vote your shares over the internet by going to www.proxyvote.com. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder on the voting website.

2	National Bank Holdings Corporation

By Telephone: Vote by telephone by calling 1-800-690-6903. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder.

By Mail: Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

Your voting instructions must be received by the proxy voting deadline which is Monday, May 3, 2021. The internet (other than during the meeting) and telephone voting facilities will close at 11:59 p.m. Eastern time on May 3, 2021.

Even if you plan to attend the virtual Annual Meeting, we encourage you to vote your shares by proxy using one of the methods described above. Shareholders of record who attend the virtual meeting may vote their shares online, even though they have sent in proxies.

If you have any questions or require voting assistance, please contact us at IR@nationalbankholdings.com.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 12, 2021, information regarding the beneficial ownership of our Class A common stock by (i) each of our Chief Executive Officer (“CEO”), Chief Financial Officer, the former Chief Administrative Officer and the three other highest paid executive officers for 2020 (those six executive officers are listed in the table captioned “Summary Compensation Table” elsewhere in this proxy statement and are collectively referred to as the “Named Executive Officers” or “NEOs”); (ii) each director; (iii) all current directors and executive officers as a group and (iv) each person known by us to own beneficially more than five percent of the shares of our Class A common stock (our only class of voting securities outstanding).

We have determined beneficial ownership in accordance with the rules of the Securities Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 30,874,410 shares, which number is comprised of 30,708,723 shares of Class A common stock outstanding and 165,687 shares of unvested restricted stock (which shares of restricted stock are entitled to voting rights), in each case as of March 12, 2021.

In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within sixty days of March 12, 2021.

2021 Annual Proxy Statement	3

We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Amount and nature of	Percent of
Name of beneficial owner	beneficial ownership	class
Named Executive Officers and Directors
G. Timothy Laney(1)	850,530	2.7%
Aldis Birkans(2)	50,486	*
Richard U. Newfield, Jr.(3)	186,470	*
Brendan Zahl(4)	44,825	*
Christopher S. Randall(5)	32,168	*
Zsolt K. Besskó(6)	70,595	*
Ralph W. Clermont(7)	80,097	*
Robert E. Dean(8)	34,927	*
Fred J. Joseph(9)	15,496	*
Micho F. Spring(10)	32,473	*
Burney S. Warren, III(11)	36,173	*
Art Zeile(12)	11,454	*
All current executive officers and directors as a group (15 persons)	1,506,332	4.8%
5% Shareholders
BlackRock, Inc.(13) 55 East 52nd Street New York, NY 10055	4,507,831	14.6%
The Vanguard Group(14) 100 Vanguard Blvd. Malvern, PA 19355	3,098,468	10.0%
T. Rowe Price Associates, Inc.(15) 100 East Pratt Street Baltimore, MD 21202	2,881,776	9.3%
Aristotle Capital Boston, LLC(16) 125 Summer Street, Suite 1220 Boston, MA 02110	1,698,172	5.5%
Dimensional Fund Advisors LP(17) 6300 Bee Cave Road Austin, TX 78746	1,664,690	5.4%

(1)	Includes 23,980 unvested restricted shares for which Mr. Laney has voting power and 216,888 shares issuable upon the exercise of options. Also includes 8,859 shares owned by the Timothy Laney 2012 Grantor Retained Annuity Trust.
(2)	Includes 6,119 unvested restricted shares for which Mr. Birkans has voting power and 30,651 shares issuable upon the exercise of options.
(3)	Includes 6,769 unvested restricted shares for which Mr. Newfield has voting power and 66,205 shares issuable upon the exercise of options.
(4)	Includes 10,147 unvested restricted shares for which Mr. Zahl has voting power and 16,095 shares issuable upon the exercise of options.
(5)	Includes 3,709 unvested restricted shares for which Mr. Randall has voting power and 23,383 shares issuable upon the exercise of options.
(6)	Includes 6,115 unvested restricted shares for which Mr. Besskó has voting power and 27,233 shares issuable upon the exercise of options.
(7)	Includes 2,505 unvested restricted shares for which Mr. Clermont has voting power. Also includes 76,149 shares owned by the Ralph W. Clermont Revocable Trust.
(8)	Includes 2,204 unvested restricted shares for which Mr. Dean has voting power.
(9)	Includes 2,204 unvested restricted shares for which Mr. Joseph has voting power.

4	National Bank Holdings Corporation

(10)	Includes 2,204 unvested restricted shares for which Ms. Spring has voting power.
(11)	Includes 2,204 unvested restricted shares for which Mr. Warren has voting power. Also includes 9,584 shares owned by the Burney S. Warren Family Limited Partnership.
(12)	Includes 2,204 unvested restricted shares for which Mr. Zeile has voting power.
(13)	As reported on Schedule 13G filed with the SEC on January 26, 2021 by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power with respect to 4,455,718 shares and sole dispositive power with respect to all shares beneficially owned; (ii) various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares; and (iii) the interest of one such person, iShares Core S&P Small-Cap ETF, in the Company’s Class A common stock is more than five percent (5%) of the Company total outstanding Class A common stock.
(14)	As reported on Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to zero shares, sole dispositive power with respect to 3,032,841 shares, shared voting power with respect to 42,067 shares, and shared dispositive power with respect to 65,627 shares.
(15)	As reported on Schedule 13G filed with the SEC on February 16, 2021 jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap Fund”). Price Associates reported sole voting power with respect to 954,846 shares and sole dispositive power with respect to all shares beneficially owned. Price Small-Cap Fund reported sole voting power with respect to 1,796,559 shares. Price Associates reported that it does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities.
(16)	As reported on Schedule 13G filed with the SEC on February 2, 2021 by Aristotle Capital Boston, LLC (“Aristotle”). Aristotle reported sole voting power with respect to 1,082,451 shares and sole dispositive power with respect to all shares beneficially owned. All of the shares reported as beneficially owned by Aristotle are owned by various investment advisory clients of Aristotle, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. In all cases, persons other than Aristotle Capital Boston, LLC have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares.
(17)	As reported on Schedule 13G filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported sole voting power with respect to 1,572,856 shares and sole dispositive power with respect to all shares beneficially owned. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities that are owned by certain funds, and may be deemed to be the beneficial owner of the shares held by such funds. However, all securities reported in Dimensional’s Schedule 13G are owned by the funds, and Dimensional disclaims beneficial ownership of such securities.

Proposal 1 - Election of Directors

Size of Board. We have set the size of the Board at seven members. The current members of the Board are G. Timothy Laney (Chairman), Ralph W. Clermont (independent Lead Director), Robert E. Dean, Fred J. Joseph, Micho F. Spring, Burney S. Warren, III and Art Zeile.

Nominees. Upon the recommendation of the Nominating & Governance Committee, the Board has nominated the persons named below for reelection to the Board. With the exception of Mr. Laney, who serves as our Chairman, President and CEO, the Board has determined that each of these nominees is an independent director, as discussed further below under “Director Independence.”

2021 Annual Proxy Statement	5

Each of the directors elected during the Meeting will be elected for a one-year term which expires at the next annual meeting of shareholders, and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.

In the event that any nominee is no longer a candidate for director at the time of the Meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion. To the best of its knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors if elected.

The Board recommends you vote “FOR” each of the nominees set forth below.

Age: 73 Director Since: 2009

Ralph W. Clermont

Independent Lead Director

Audit & Risk Committee Chair

Nominating & Governance Committee Member

Compensation Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Clermont has served as a director for the Company since 2009 and as the Board’s independent Lead Director since 2014. He also serves as Chair of the Board’s Audit & Risk Committee and as a member of NBH Bank’s board of directors. Mr. Clermont retired in 2008 as Managing Partner of the St. Louis office of KPMG LLP, and was formerly the partner in charge of KPMG’s Midwest financial services practice. Mr. Clermont joined the St. Louis office of KPMG in 1969 and was elected to partnership in 1977. Mr. Clermont spent over 39 years providing services to the banking industry and has had responsibility for the audits of numerous banking organizations. Subsequent to retiring, Mr. Clermont has served as a consultant to various banking institutions on strategic planning, risk management and corporate governance matters. In October 2015, Mr. Clermont was appointed to the Board of Directors of Cass Information Systems, Inc., where he also serves on the Audit Committee and the Governance Committee. Mr. Clermont is a certified public accountant and a member of the American Institute of Certified Public Accountants and Missouri Society of Certified Public Accountants. Mr. Clermont was a member of the KPMG’s Assurance Services Committee and was chairman of KPMG’s Quality Improvement Audit Subcommittee. Mr. Clermont received a Bachelor of Science degree in accounting from Saint Louis University. Mr. Clermont’s qualifications to serve on our Board of Directors include his expertise in financial and accounting matters for complex financial organizations. As the independent Lead Director, Mr. Clermont is an ex officio member of all of our Board committees with full voting rights.

6	National Bank Holdings Corporation

Age: 69 Director Since: 2009

Robert E. Dean

Independent Director

Nominating & Governance Committee Chair

Audit & Risk Committee Member

Compensation Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Dean has served as a director for the Company since 2009 and also serves as Chairman of the Nominating & Governance Committee. Mr. Dean is a private investor. From 2000 to 2003, Mr. Dean was with Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as a Senior Managing Director and member of the Board of Managers from 2001 to 2003. From 1976 to 2000, Mr. Dean practiced corporate, banking and securities law with Gibson, Dunn & Crutcher LLP. Mr. Dean co-chaired the firm’s banking practice and advised bank clients on numerous capital markets and merger and acquisition transactions (including FDIC-assisted transactions). Mr. Dean was Partner-in-Charge of the Orange County, California office from 1993 to 1996 and was a member of the law firm’s Executive Committee from 1996 to 1999. Mr. Dean holds a Bachelor of Arts degree from the University of California at Irvine and a Juris Doctor degree from the University of Minnesota Law School. Since November 2014, Mr. Dean has served as a member of the boards of directors of two related Cornerstone closed-end mutual funds (Strategic Value (CLM) and Total Return (CRF)) and as a member of each audit and nominating and governance committee thereof. Mr. Dean’s substantial experience in bank capital markets and merger and acquisition transactions, bank regulatory matters and public company corporate governance matters qualifies him to serve on our Board of Directors.

2021 Annual Proxy Statement	7

 Joseph is a past President of the North American Securities Administrators Association (“NASAA”), and also served as a director on NASAA’s Board for almost a decade. Mr. Joseph currently serves as a board member of the Colorado Board of Mortgage Loan Originators, being appointed to that position by the Colorado Governor in 2014, and reappointed in 2018. He also serves as a member of the Investor Issues Committee for the Financial Industry Regulatory Authority (FINRA). In addition, Mr. Joseph serves as an advisory board member for Plains Dedicated, a privately-held trucking company. Mr. Joseph holds a Bachelor of Science degree in Business Administration from Colorado State University-Pueblo and an MBA in Finance and Accounting from Regis University in Denver. Mr. Joseph’s substantial experience in the regulatory fields of financial services and securities qualifies him to serve on our Board of Directors.

Age: 68 Director Since: 2014

Fred J. Joseph

Independent Director

Audit & Risk Committee Member

Nominating & Governance Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Joseph has served as a director of the Company since 2014 and also serves as a member of NBH Bank’s board of directors. Mr. Joseph was a financial services regulator for 30 years, retiring at the end of 2013 as the Banking and Securities Commissioner for the State of Colorado, a dual role created in 2011. He was originally appointed as the Securities Commissioner in 1999. In that role, he oversaw the regulatory agency that licenses stockbrokers, brokerage firms and investment advisers in Colorado. In his role as the Banking Commissioner, he had regulatory oversight of state-chartered commercial banks, money transmitters and trust companies in Colorado. Mr. Joseph also served as the Acting Banking Commissioner for the State of Colorado from 2008 to 2010. From 1992 to 1999, he was the Deputy Securities Commissioner for the State of Colorado. In that position, he oversaw the examination functions as well as the administrative matters for the Colorado Division of Securities. Prior to that, he was the Deputy Commissioner of Financial Services in Colorado for eight years, where he was responsible for the examination and regulatory oversight of state-chartered savings and loan associations and credit unions in Colorado. Mr. Joseph is a past President of the North American Securities Administrators Association (“NASAA”), and also served as a director on NASAA’s Board for almost a decade. Mr. Joseph currently serves as a board member of the Colorado Board of Mortgage Loan Originators, being appointed to that position by the Colorado Governor in 2014, and reappointed in 2018. He also serves as a member of the Investor Issues Committee for the Financial Industry Regulatory Authority (FINRA). In addition, Mr. Joseph serves as an advisory board member for Plains Dedicated, a privately-held trucking company. Mr. Joseph holds a Bachelor of Science degree in Business Administration from Colorado State University-Pueblo and an MBA in Finance and Accounting from Regis University in Denver. Mr. Joseph’s substantial experience in the regulatory fields of financial services and securities qualifies him to serve on our Board of Directors.

8	National Bank Holdings Corporation

President and Chief Executive Officer ad range of banking operations for more than 35 years.
Age: 60 Director Since: 2010

G. Timothy Laney

Chairman of the Board
President and Chief Executive Officer

EXPERIENCE AND QUALIFICATIONS

Mr. Laney has served as the Company’s President and Chief Executive Officer and as a director for the Company since 2010 and currently holds the same positions at NBH Bank. Mr. Laney was appointed as Chairman of the Company’s Board of Directors in 2014 and he also serves as the chairman of NBH Bank’s board of directors. Mr. Laney is the former Senior Executive Vice President and Head of Business Services at Regions Financial, one of the nation’s largest full-service banks. He joined Regions Financial in late 2007 to lead the transformation of the bank’s wholesale lines of business. Prior to his tenure at Regions Financial, Mr. Laney had a 24-year tenure with Bank of America, where he held senior management roles in small business, commercial banking, private banking, corporate marketing and change management. He also served as President of Bank of America, Florida, with more than 800 banking centers and $50 billion in total assets. He was also a member of Bank of America’s Management Operating Committee. Mr. Laney is active in community service and currently serves as a board member for the Colorado State Banking Board, the Colorado Bankers Association and Moffitt Cancer Center. Mr. Laney brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of banking operations for more than 35 years.

Spring currently serves as Chair of the Greater Boston Chamber of Commerce and is a member of the Corporation of Partners Healthcare, Inc. She also serves on numerous boards of civic organizations, including John F. Kennedy Library Foundation, Friends of Caritas Cubana and the Massachusetts Conference for Women. Ms. Spring attended Georgetown and Columbia Universities and received a Masters in Public Administration from Harvard’s Kennedy School of Government. Ms. Spring’s extensive public policy experience, expertise in public relations, involvement in community activities and knowledge of financial institutions make her a valuable member of our Board.

Age: 71 Director Since: 2009

Micho F. Spring

Independent Director

Audit & Risk Committee Member

Compensation Committee Member

EXPERIENCE AND QUALIFICATIONS

Ms. Spring has served as a director for the Company since 2009 and also serves as a member of NBH Bank’s board of directors. Ms. Spring is Chair of the Global Corporate Practice at Weber Shandwick. Prior to joining Weber Shandwick, Ms. Spring was Chief Executive Officer of Boston Telecommunications Company. She served for four years as Deputy Mayor of Boston. She previously served as Chief of Staff to Boston Mayor Kevin H. White after four years of service in New York City government. Ms. Spring also served as a director of Citizens Bank of Massachusetts, one of the largest state-chartered banks in Massachusetts at the time of her service. Ms. Spring currently serves as Chair of the Greater Boston Chamber of Commerce and is a member of the Corporation of Partners Healthcare, Inc. She also serves on numerous boards of civic organizations, including John F. Kennedy Library Foundation, Friends of Caritas Cubana and the Massachusetts Conference for Women. Ms. Spring attended Georgetown and Columbia Universities and received a Masters in Public Administration from Harvard’s Kennedy School of Government. Ms. Spring’s extensive public policy experience, expertise in public relations, involvement in community activities and knowledge of financial institutions make her a valuable member of our Board.

2021 Annual Proxy Statement	9

sation Committee. Mr. Warren also served as an advisor to South State Corporation, a bank holding company based in South Carolina, from 2009 through June 2020. Prior to retirement in December 2007, Mr. Warren was Executive Vice President and Director of Mergers and Acquisitions for Branch Banking and Trust Company (“BB&T”), one of the largest commercial banks in the United States. Mr. Warren was responsible for the development, structure and negotiation of BB&T’s bank and non-bank acquisitions. During his tenure, he successfully completed the acquisition of over 50 banks and thrifts and numerous nonbank transactions, including capital markets, brokerage, fixed income and consumer finance. Prior to joining BB&T in 1990, Mr. Warren was President and Chief Executive Officer of First Federal Savings Bank, Greenville, N.C. Mr. Warren serves on the boards of the East Carolina University Foundation and East Carolina University Real Estate Foundation, and is currently the chairman of the East Carolina University Foundation. Mr. Warren received a Bachelor of Science degree in Business Administration from East Carolina University. Mr. Warren’s qualifications to serve on our Board of Directors include his extensive financial institutions experience, including identifying and integrating acquisitions for complex financial institutions.

Age: 73 Director Since: 2009

Burney S. Warren, III

Independent Director

Compensation Committee Chair

Audit & Risk Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Warren has served as a director for the Company since 2009 and also serves as Chairman of the Compensation Committee. Mr. Warren also served as an advisor to South State Corporation, a bank holding company based in South Carolina, from 2009 through June 2020. Prior to retirement in December 2007, Mr. Warren was Executive Vice President and Director of Mergers and Acquisitions for Branch Banking and Trust Company (“BB&T”), one of the largest commercial banks in the United States. Mr. Warren was responsible for the development, structure and negotiation of BB&T’s bank and non-bank acquisitions. During his tenure, he successfully completed the acquisition of over 50 banks and thrifts and numerous nonbank transactions, including capital markets, brokerage, fixed income and consumer finance. Prior to joining BB&T in 1990, Mr. Warren was President and Chief Executive Officer of First Federal Savings Bank, Greenville, N.C. Mr. Warren serves on the boards of the East Carolina University Foundation and East Carolina University Real Estate Foundation, and is currently the chairman of the East Carolina University Foundation. Mr. Warren received a Bachelor of Science degree in Business Administration from East Carolina University. Mr. Warren’s qualifications to serve on our Board of Directors include his extensive financial institutions experience, including identifying and integrating acquisitions for complex financial institutions.

Nominating & Governance Committee Member
Age: 57 Director Since: 2016

Art Zeile

Independent Director

Audit & Risk Committee Member
Nominating & Governance Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Zeile has served as a director for the Company since 2016. Mr. Zeile is currently the CEO of DHI Group, Inc. (NYSE: DHX), a leading provider of data, insights and employment connections through its specialized services for technology professionals and other select online communities. Mr. Zeile previously served as the CEO of Deke Digital during 2017. Prior to joining Deke Digital, Mr. Zeile cofounded and served as the CEO of HOSTING, a pioneer in the cloud hosting space, from 2008 through 2016. Mr. Zeile’s extensive career experience also includes serving as CEO and co-founder of several technology companies. He began his career as an Officer in the U.S. Air Force. Mr. Zeile currently serves on the board of his own company, DHI Group, Inc, as well as Element Critical. He was also previously a director for Intrado (NASDAQ: TRDO) from 2004 to 2006 and several other private companies. Mr. Zeile holds a Master of Public Policy from the JFK School of Government, Harvard University and a Bachelor of Science in Astronautical Engineering from the U.S. Air Force Academy. Mr. Zeile’s extensive experience in software, telecommunications, internet, datacenter and security technologies, with a particular focus on cybersecurity, qualifies him to serve on our Board of Directors.

10	National Bank Holdings Corporation

Governance

The Board is committed to sound and effective governance principles and practices. The Board has adopted Governance Guidelines to provide the framework for the governance of the Board and the Company. These guidelines set forth, among other matters, qualifications for Board membership, director independence standards, director responsibilities, information about the structure of the Board and its committees, director compensation, management succession and Board self-evaluation. Each director serves for a one-year term. We do not have a staggered or classified board.

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our associates as well as our directors. Additionally, the Board has adopted a Supplemental Code of Ethics for CEO and Senior Financial Officers (together, with the Code of Business Conduct and Ethics, the “Codes of Ethics”). We expect all of our associates to adhere to the highest standards of ethics and business conduct with other associates, clients, shareholders, and the communities we serve and to comply with all laws, rules, and regulations that govern our business.

Shareholders and other interested persons may view our Governance Guidelines, our Codes of Ethics and other key information about our corporate governance on our website at www.nationalbankholdings.com.

Director Meeting Attendance

Directors are expected to attend all Board meetings and meetings of committees on which they serve.

The Board held 13 meetings during 2020 and each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. The Board and each standing committee regularly meet in executive session. During 2020, the Board met in executive sessions without the CEO and other members of management present six times. During 2020, the independent Lead Director chaired each of the executive sessions of the Board, and the chairs of each committee chaired the executive sessions of the committees.

All directors are expected to attend each annual meeting of shareholders of the Company. In 2020, all directors attended the Company’s virtual annual meeting of shareholders.

Committees of the Board

The Board has established three standing committees: Audit & Risk Committee, Compensation Committee and Nominating & Governance Committee. The Board’s committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members and chair of each committee based on the recommendation of the Nominating & Governance Committee.

The following table provides membership information for each of the Board’s standing committees as of the date of this proxy statement.

Audit & Risk Committee	Compensation Committee	Nominating & Governance Committee
Ralph W. Clermont, Chair	Burney S. Warren, III, Chair	Robert E. Dean, Chair
Robert E. Dean	Ralph W. Clermont	Ralph W. Clermont
Fred J. Joseph	Robert E. Dean	Fred J. Joseph
Micho F. Spring	Micho F. Spring	Art Zeile
Burney S. Warren, III
Art Zeile

With respect to each committee, the Board has adopted a charter that addresses its purpose, authority and responsibilities and contains other provisions relating to, among other matters, membership and meetings. In its discretion, each committee may form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee periodically reviews and assesses its

2021 Annual Proxy Statement	11

charter’s adequacy and reviews its performance, and also is responsible for overseeing risk related to the responsibilities described in its charter. Shareholders and other interested persons may view each committee’s charter on the Investor Relations section of our website at www.nationalbankholdings.com.

Audit & Risk Committee

Purpose and Responsibilities. The Audit & Risk Committee is responsible for, among other things:

●	reviewing our financial statements and public filings that contain financial statements, significant accounting policy changes, material weaknesses and significant deficiencies, if any, and risk management issues;
●	overseeing the performance of our internal audit function as well as serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems;
●	overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors, including the review and evaluation of the lead audit partner;
●	discussing any disagreements between our management and the outside auditors regarding our financial reporting; and
●	preparing the Audit & Risk Committee Report for inclusion in our proxy statement for our annual meeting.

Membership and Meetings. Under its charter, the Audit & Risk Committee must have a minimum of three members. No Audit & Risk Committee member may serve on the audit committee of more than two other public companies. Each member of the Audit & Risk Committee is independent, as independence for audit committee members is defined by NYSE and SEC rules, as discussed below under “Director Independence.” The Board has determined, in its business judgment, that each current member of the Audit & Risk Committee is financially literate as required by NYSE rules, and that Mr. Clermont, the committee’s chair, qualifies as an “audit committee financial expert” as defined by SEC regulations.

The Audit & Risk Committee meets as often as necessary to carry out its responsibilities, but no less than quarterly. In 2020, the Audit & Risk Committee met four times.

Compensation Committee

Purpose and Responsibilities. The Compensation Committee is responsible for, among other things:

●	determining the compensation of our executive officers;
●	reviewing our executive compensation policies and plans;
●	oversight of the Company’s compensation practices generally;
●	administering and implementing our equity compensation plans;
●	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting; and
●	overseeing the Company’s talent management and succession planning process, including succession planning for the position of CEO.

The Compensation Committee’s process and procedures for establishing compensation for our Named Executive Officers is discussed in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Membership and Meetings. Under its charter, the Compensation Committee must have a minimum of three members, two of which must meet the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and qualify as an “outside director” under Internal Revenue Code Section 162(m). All Compensation Committee members must be independent under NYSE rules. The Board has determined that each current Compensation Committee member meets these qualifications, as further discussed below under “Director Independence.” The Compensation Committee

12	National Bank Holdings Corporation

meets as often as necessary to carry out its responsibilities, but no less than quarterly. In 2020, the Compensation Committee met four times.

Nominating & Governance Committee

Purpose and Responsibilities. The Nominating & Governance Committee is responsible for, among other things:

●	identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or reelection to our Board;
●	reviewing and making recommendations to our Board of Directors with respect to the compensation and benefits of directors;
●	reviewing and approving or ratifying all related-party transactions in accordance with the Company’s Related Person Transactions Policy;
●	assessing the performance of our Board of Directors and its committees; and
●	monitoring our governance policies, principles and practices.

Information about the Nominating & Governance Committee’s process and procedures for establishing director compensation appears below under the “Director Compensation” section.

Membership and Meetings. Under its charter, the Nominating & Governance Committee must have a minimum of three members, each of whom must be independent under NYSE rules. The Board has determined that each member meets this standard, as discussed below under “Director Independence.” The Nominating & Governance Committee meets as often as necessary to carry out its responsibilities, but no less than quarterly. In 2020, the Nominating & Governance Committee met four times.

Ad Hoc Director Search Committee

The Board recently formed an ad hoc committee, referred to as the Director Search Committee, to lead the search for two new board members. See “Director Nomination Process, Director Qualifications and Board Diversity” below for more information.

Compensation Committee Interlocks and Insider Participation

During 2020, Messrs. Warren, Clermont and Dean and Ms. Spring served as members of our Compensation Committee. None of them has at any time been an officer or associate of the Company, and none has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Independence

Our Governance Guidelines and committee charters require that a majority of the members of the Board of Directors and all members of the Audit & Risk Committee, the Compensation Committee and the Nominating & Governance Committee meet the criteria for independence required by the NYSE. Our Governance Guidelines require all members of the Audit & Risk Committee to meet the heightened independence requirements for audit committee members under the Exchange Act.

In February 2021, the Board, with the assistance of the Nominating & Governance Committee, undertook its annual review of director independence. In connection with this review, the Board evaluated banking, commercial, business, investment, legal, charitable, consulting, familial or other relationships with each director, and us and our affiliates. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the corporate governance standards of the NYSE, including applicable SEC rules, with the exception of Mr. Laney because of his employment as an executive of the Company.

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Board Leadership Structure

The Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our stated goals and objectives and that the long-term interests of our shareholders are served. The Company currently does not have a fixed policy with respect to whether the same person may serve as both the Chairman of the Board and the Chief Executive Officer. The Board believes that it is in the best interests of the Company for the Board, in consultation with the Nominating & Governance Committee, to make this determination from time to time. Pursuant to the Company’s Governance Guidelines, when the position of Chairman of the Board is not held by an independent director, the independent directors shall appoint an independent director to serve as the independent Lead Director.

In 2014, the Board elected Mr. Laney, President and Chief Executive Officer of the Company, to serve as Chairman of the Board and the independent directors appointed Mr. Clermont to serve as the independent Lead Director. The Board concluded, based upon the Company’s size and history and its years of experience with Mr. Laney as Chief Executive Officer and as a fellow director, that a combined Chairman/CEO role for Mr. Laney and an independent Lead Director with a strong role and defined authorities is the better corporate governance structure for the Company. The Board considered Mr. Laney’s strong leadership roles with the Company’s shareholders and other stakeholders and with ongoing strategic planning, among other factors, and Mr. Clermont’s demonstrated ability to work with the Company’s senior management and provide leadership on Board and committee issues. The Board has been very pleased with its seven years of experience under this board leadership structure, which has enhanced Board communication and strategic planning.

The Board believes that both the duties of the independent Lead Director under the Company’s Governance Guidelines and the Board’s practice of regular meetings of, and communications between, independent directors in executive session without management are important parts of the Company’s corporate governance safeguards. Pursuant to the Company’s Governance Guidelines, the duties of the independent Lead Director include: (i) serving as a liaison, and facilitating communication, between the Chairman of the Board and the independent directors; (ii) organizing, convening and presiding over executive sessions of the independent directors; (iii) presiding at all meetings of the Board at which the Chairman of the Board is not present; (iv) approving meeting schedules and agendas proposed by the Chairman and Chief Executive Officer, and consulting with the Chairman and Chief Executive Officer regarding the information to be provided to the directors in conjunction with such meetings; (v) serving as an advisor to the Board committees, chairs of the Board committees and other directors; (vi) serving as a member ex officio of each of the Board’s standing committees, with full voting rights on each such committee; (vii) if requested by major shareholders, ensuring that he or she is available for consultation and direct communication; (viii) calling meetings of the Board if deemed advisable by the independent Lead Director; and (ix) such other duties and responsibilities as assigned from time-to-time by the independent directors. As part of his duties as independent Lead Director, Mr. Clermont speaks regularly with Mr. Laney and other executives throughout the year.

Our current board leadership structure supports the independence of the independent directors. The independent directors meet in executive session without the CEO or anyone from management present a minimum of four times a year and each of the standing committees is comprised solely of and led by independent directors. Our independent Lead Director presides at each executive session of the independent directors of the Board and the independent committee chairs preside over the executive sessions of their respective committees. Moreover, both the Chairman and the independent Lead Director, as well as Ms. Spring and Mr. Joseph, serve as members of the board of directors of the Company’s wholly-owned subsidiary, NBH Bank (the “Bank Board”), which further contributes to the oversight of our business, management and policies.

The Board’s Role in Risk Oversight

Our Board of Directors oversees risk management throughout the Company. The Board accomplishes this primarily through its three standing committees, each of which is active in risk management.

14	National Bank Holdings Corporation

The Audit & Risk Committee is responsible for oversight of the Company’s market, credit, liquidity, fraud, legal, compliance and other financial, operational (including cybersecurity) and reputational risks. The Audit & Risk Committee is further responsible for reviewing and approving guidelines, policies and processes for managing these risks. The Audit & Risk Committee monitors the Company’s risk exposure in all risk categories through regular reports prepared by members of management, including the Company’s Chief Risk Management Officer. The Audit & Risk Committee determines the risk appetite of the Company. Additionally, the Audit & Risk Committee meets with representatives from the Company’s internal audit function and the Company’s independent registered public accountant, including in executive sessions without management present.

The Company devotes considerable resources to protect the confidentiality, integrity, and availability of NBH Bank’s systems and data, including associate and client information. Through coordinated efforts across our information technology, risk management, and third parties, we continuously enhance our suite of cyber-defense and information security capabilities. Further, the Audit & Risk Committee is updated quarterly on Information Security and Cybersecurity trends and current efforts, and receives an annual report on the Company’s Information Security Risk Assessment efforts. In addition, Art Zeile, one of our directors who has extensive experience in information technology and cybersecurity matters, regularly discusses the Company’s technology initiatives with senior management responsible for these areas.

The Compensation Committee oversees risks related to compensation and human capital management, including risks that may arise from the Company’s incentive compensation practices. The Compensation Committee oversees and evaluates the design, administration and risk management of all of the Company’s material incentive compensation arrangements to ensure consistency with the safety and soundness of the Company and to appropriately balance risk and reward. The Compensation Committee also oversees the annual compensation risk assessment to identify any compensation practices that may present an unacceptable level of risk to the Company. In addition, the Compensation Committee oversees risks associated with human capital management in its oversight of the Company’s talent management and succession planning process.

The Nominating & Governance Committee oversees the Company’s governance program. This includes the Company’s Code of Ethics, Insider Trading Policy, disclosure policies, management of potential conflicts of interest, including related party transactions, and director independence.

Board’s Oversight during the Pandemic

The risk landscape associated with the COVID-19 pandemic and management’s strategic handling of such risks have been, and continue to be, regularly discussed with the full Board as well as each of the Board committees, as appropriate. Over the course of 2020, management regularly updated the directors on the pandemic’s impact to the Company’s business and the strategic, operational and financial risks associated with the pandemic. The pandemic continues to impact many aspects of the Company’s business and discussions with the Board and its committees have covered a wide array of topics, including business continuity, associate and client health and safety, technology and cybersecurity, specific impacts of the pandemic in the geographic markets we serve, our loan portfolio and demand for our products.

The directors are invited to, and frequently attend, all committee meetings. This practice has been especially useful over the course of the pandemic given its impact on many aspects of the Company’s business and operations. When COVID-19 arrived in the United States, management’s strategic priorities immediately shifted, with the full support of the Board, to (1) protecting the health and safety of associates and clients, (2) ensuring the safety and soundness of the Bank, and (3) acting on every opportunity to prudently support the Company’s clients and communities. Management continues to monitor the risks and potential impact to the Company’s business and strategies and continues to discuss these impacts with the full Board on a regular basis.

Communications with Directors

Shareholders and other interested parties who wish to communicate with the Board, the independent directors as a group, or one or more individual directors may do so by contacting the Board’s Secretary by

2021 Annual Proxy Statement	15

mail at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. Under our Governance Guidelines, the Secretary is responsible for referring such communication to the Board.

Director Nomination Process, Director Qualifications and Board Diversity

Director Selection Process and Qualifications. The Nominating and Governance Committee is responsible for identifying and reviewing the qualifications and skills of Board candidates and for recommending candidates for membership on our Board of Directors. From the inception of the Board in 2009, the Board has sought directors with backgrounds and skills important to the priorities of the Company, as those have changed over time. Significant banking regulatory skills were added when Mr. Joseph joined our Board in 2014. In 2016, high-level technology and cybersecurity skills were added with the appointment of Mr. Zeile as a director. The breadth of experience and skills of the current Board is exemplified by the Board Skills Matrix chart below:

Director Diversity and 2021 Director Search Committee. The Nominating and Governance Committee considers diversity in its assessment of potential nominees for Board membership, pursuant to our Governance Guidelines. In order to increase the diversity of our Board, our full Board has set the goal of adding two new diverse Board members in the second half of 2021. In addition to increasing the diversity of our Board, the addition of two new Board members is expected to reduce the average age and tenure of our directors.

Our director Micho Spring, who was born in Cuba and who has been a member of our Board since 2009, has been appointed as the Chair of a Director Search Committee to seek female and other diverse candidates to add to the Board in 2021. The search may focus on candidates within current and expected high-growth geographic areas for the Company. The Director Search Committee, which also includes Mr. Laney and Mr. Dean, will lead the search and any proposed candidates ultimately will be recommended by the Nominating and Governance Committee and approved by the full Board.

Shareholder Nominations. Shareholders are welcome to recommend candidates for membership on the Board. The Nominating & Governance Committee, in accordance with its charter, will evaluate candidates in the same manner that it evaluates other potential nominees. Our Bylaws require timely notice of shareholder nominations to our Secretary, as further discussed in the section “2022 Annual Meeting of Shareholders - Shareholder Proposals” elsewhere in this proxy statement. In order to make a nomination, a shareholder must be a shareholder at the time the Company gives notice of its annual meeting and at the time of the annual meeting, must be entitled to vote at the annual meeting, and must comply with the procedures of our Bylaws. The Bylaws require certain information regarding shareholders who wish to nominate candidates for

16	National Bank Holdings Corporation

Board membership. This includes (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (collectively, the “Nominating Party”), (ii) information regarding the shares owned by the Nominating Party, (iii) information regarding derivative and other instruments regarding the Company’s stock that the Nominating Party owns, (iv) contracts, arrangements, understandings or relationships the Nominating Party has entered into concerning the Company’s stock and (v) other information relating to the Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. For complete description of the requirements and procedures for shareholder nominations, please refer to our Bylaws.

Environmental, Social and Governance (ESG) Matters

Under the oversight of our Board, senior management is in the process of creating a more formal ESG governance program, including the setting of ESG-related goals and a process to measure progress towards them.

Environmental

We are committed to safeguarding the environment through minimizing our impact by using environmentally friendly office products and materials and optimizing our use of office and banking center space. In addition, we continue to focus and invest in our mobile and digital platforms, resulting in a reduction in paper and fuel emissions. We have provided financing for green and sustainable businesses and are actively exploring more opportunities to invest in these industries.

Social

Our corporate culture is driven by our core values of integrity, meritocracy, teamwork and citizenship. The Company was founded in 2009 during the great recession, and the strong fundamentals and conservative principles that we put in place at our inception have consistently shaped how we operate our business, including how we have prudently addressed the challenges caused by the COVID-19 pandemic.

Responsible and Client-Focused Business Practices

Our commitment to deliver common sense banking through building relationships with our clients that are based on the principles of fairness and simplicity continues to guide our business practices. We recognize that if our clients succeed, we succeed.

Our banking subsidiary, NBH Bank, is a community bank, that understands small businesses are critical for job creation, innovation and keeping money in the local communities we serve. NBH Bank is an approved lender in the Small Business Administration’s (SBA) Preferred Lender Program. We offer a range of SBA loans and products to support our small business clients seeking to grow and expand their businesses.

When the SBA launched its Paycheck Protection Program (PPP), our associates worked diligently to help nearly 2,200 business clients obtain loans, ultimately funding $358.9 million in PPP loans in the first round. We also recognized the importance of helping our clients obtain forgiveness and through February 2021, over 66% of our original PPP loan balances originated in 2020 had been forgiven. The speed at which we obtained forgiveness allowed us to timely initiate lending activities under the second round of PPP that began in February 2021.

Knowledge is power and we provide resources on our bank websites to keep our clients informed on a number of important topics, including cyber security, budgeting, selling a small business, and more.

Supporting our Communities

The Company has a long-standing commitment to corporate social responsibility. We recognize our role in building and contributing to the health and safety of our surrounding community and workforce. We believe

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that our Company’s long-term success is deeply tied to the welfare of the communities we serve. We support a number of causes that underscore our focus on corporate social responsibility with a focus on helping people: (1) find work and affordable housing and (2) become financially empowered.

We strive to make a positive impact in the communities we serve through consistent engagement, as well as maintaining strong partnerships with a wide range of charitable organizations and causes. All of our associates are granted eight paid hours each year to donate their time to non-profit organizations that align with our Community Reinvestment Act (CRA) initiatives.

Early in 2020, for the fifth consecutive year, we completed our annual Do More Charity Challenge®, and we continue to contribute to a wide range of nonprofits in our communities. With the heightened demand for personal protective equipment, we donated to nonprofits making masks and hand sanitizer available to healthcare workers and first responders. As students moved to virtual learning, we sponsored the National Financial Bee to help improve their financial acumen.

Human Capital

From our independent directors to our associates, we believe that equity, diversity and inclusion are important elements in building and sustaining a successful organization and a positive, results-driven culture. In addition to our focus on equity, diversity and inclusion with respect to our Board of Directors, we have extended that focus to our Bank Board, which is diverse in experience as well as age, racial and gender diversity. For additional information regarding our Bank Board, please visit www.nationalbankholdings.com.

We are committed to attracting, developing, and retaining associates who reflect the communities in which we serve. This is reflected in the following data:

●	68% of the Company’s workforce is female and 57% of the Company’s managerial roles are female, as of December 31, 2020.
●	Minorities represent 24% of the Company’s workforce and 20% of the Company’s managerial roles, as of December 31, 2020.
●	In 2020, we hired 390 associates, and 74% of those new associates were female and 33% were minorities.
●	In 2020, 228 associates, or 19% of our workforce, were promoted, and 68% of those individuals were female and 21% were minorities.

The Company oversees its Equity, Diversity and Inclusion efforts through its Equity, Diversity and Inclusion Committee that is comprised of a multi-disciplinary group of associates throughout NBH Bank with oversight by the executive management team. To further our diversity goals for our workforce, the Company has also implemented programs to foster equality and leadership opportunities for the entire associate base, including events with keynote speakers, panels and forums to gather associate feedback. Our management team also plays an integral part in championing women in business by hosting networking events, serving on panels and sponsoring relevant events that foster understanding and engagement, such as the ATHENA leadership awards.

We are committed to providing a safe and secure work environment in accordance with applicable labor, safety, health, anti-discrimination and other workplace laws. We strive for all of our associates to feel safe and empowered at work. To that end, we maintain a whistleblower hotline that allows associates and others to anonymously voice concerns. We prohibit retaliation against an individual who reported a concern or assisted with an inquiry or investigation.

Our Company has taken workplace safety very seriously during the COVID-19 pandemic. From the onset of the pandemic and into the month of May, we provided “premium COVID-19 related pay” for banking center and operations associates whose job functions required them to be physically present. We have restricted services in our banking center lobbies to by appointment-only, continued to serve our clients through our enhanced digital and voice channels, provided two weeks paid time off for our associates affected by COVID-19 illness and/or quarantines, waived medical plan cost-sharing and co-pays for COVID-19 testing and

18	National Bank Holdings Corporation

treatment, instituted daily health assessments for associates who are working in our physical locations and have followed applicable health and governmental guidelines on quarantining.

Governance

As a bank holding company, with a bank subsidiary, we are subject to an array of laws, many of which are aligned with the goals of ESG, including the Community Reinvestment Act, the Bank Secrecy Act, fair lending laws and privacy laws. Our compliance program is designed to ensure that we are in compliance with these laws and regulations. Our program includes, among other things, tailored policies and processes that are reviewed on a regular basis, periodic training on such policies, periodic audits by our compliance team and/or our internal audit team, regular updates to the Audit & Risk Committee and a whistleblower hotline that allows our associates or third parties to make a complaint (including on an anonymous basis). In addition, our bank subsidiary goes through robust safety and soundness and compliance exams conducted by state and federal bank regulators. Apart from our compliance program, staying true to our core value of integrity, our fundamental belief is to operate our business in a transparent manner.

The Audit & Risk Committee receives quarterly written and oral reports on a number of ESG-related topics, including risk management, credit risk, cyber and information security and regulatory compliance, etc. The Nominating & Governance Committee monitors corporate governance trends on an annual basis, including trends relating to ESG, and our Compensation Committee receives periodic updates on our human capital strategy, both from a compensation and benefits perspective.

Director Compensation

Compensation Principles. The Nominating & Governance Committee and the Board believe director compensation should be based upon the following principles:

●	to align director interests with those of our shareholders, Board compensation should be predominately (at least 50%) equity-based and reinforced by stock ownership requirements;
●	director compensation should be sufficient to attract and retain high caliber experienced directors and commensurate with the work required and responsibilities undertaken; and
●	to foster management solicitation of director input and minimize administrative burdens, directors should receive retainers and not individual meeting fees.

Compensation Review. Our director compensation structure and amounts were established in 2012 following our IPO and listing on the NYSE with the assistance of F.W. Cook & Co., Inc. (“F.W. Cook”), the independent compensation consultant that the Nominating & Governance Committee engages for director compensation matters. In 2014, the Audit & Risk Committee chair retainer was increased from $20,000 to $30,000 to reflect the significant amount of work involved in chairing this combined committee and the independent Lead Director position and related compensation were established. In 2019, the Nominating & Governance Committee reviewed peer data as well as other banking sector and public company data using the assistance of F.W. Cook, the annual restricted stock grant amount was increased by $20,000 per director, and the stock ownership guidelines were increased from four times to five times the cash retainer (as further described below).

Compensation Elements. Each independent director receives an annual cash retainer of $60,000 for his or her service as a member of the Board of Directors, except that the independent Lead Director receives an additional $10,000 annual cash retainer. The chair of the Audit & Risk Committee receives an additional annual cash retainer of $30,000 and each of the chairs of the Compensation and Nominating & Governance Committees receives an additional annual cash retainer of $20,000. In addition, each independent director receives an annual grant of restricted stock with an aggregate grant date fair value of $110,000, except that the independent Lead Director receives an annual grant of restricted stock with an aggregate grant date fair value of $125,000. The grants are made on the day of our Annual Meeting of Shareholders, with 50% of the shares vesting 180 days following such date and 50% of the shares vesting on the date immediately preceding our next Annual Meeting of Shareholders, in each case, subject to continued service. No individual

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meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. We reimburse directors for expenses incurred in their Board service, including the cost of attending Board and committee meetings. We generally do not provide personal benefits (perquisites) to our directors. Our directors are eligible to participate in the Company’s Nonqualified Deferred Compensation Plan described in “Nonqualified Deferred Compensation Plan” below. No directors currently participate in the plan.

Stock Ownership Guidelines. We believe ownership of NBHC stock aligns the interests of directors with those of our shareholders and emphasizes the long-term aspects of equity-based compensation. The Board of Directors adopted stock ownership guidelines (the “Director Stock Ownership Guidelines”) for independent directors in 2012. Under the current Director Stock Ownership Guidelines, our independent directors are required to beneficially own shares of NBHC stock worth five times their annual board cash retainer within five years (the “Director Minimum Ownership Threshold”). Independent directors who have not achieved the Director Minimum Ownership Threshold are required to retain 50% of the after-tax portion of vested stock awards. As of March 12, 2021, each independent director was in compliance with the Guidelines, with all at or above the Director Minimum Ownership Threshold.

Mr. Laney, as an associate of the Company, does not receive separate compensation for his service on the Board of Directors. Information on his compensation is included under the section “Executive Compensation” elsewhere in this proxy statement.

Compensation for our independent directors during 2020 was as follows:

2020 Director Compensation Table

	Fees earned or paid	Stock
	in cash	awards	Total
Name	($)	($)(1)(2)	($)
Ralph W. Clermont	100,000	125,000	225,000
Robert E. Dean	80,000	110,000	190,000
Fred J. Joseph	60,000	110,000	170,000
Micho F. Spring	60,000	110,000	170,000
Burney S. Warren, III	80,000	110,000	190,000
Art Zeile	60,000	110,000	170,000

(1)	Represents the aggregate grant date fair market value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), using the valuation assumptions described in Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2020.

(2)	As of December 31, 2020, our directors held the following unvested restricted stock awards: 2,505 shares of unvested restricted stock with respect to Mr. Clermont and 2,204 shares of unvested restricted stock with respect to Messrs. Dean, Joseph, Warren and Zeile and Ms. Spring.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy and Procedures

The Board has adopted a written policy that establishes a framework for the review and approval or ratification of transactions between the Company and its related persons and/or their respective affiliated entities. We refer to this policy as our “Related Person Transactions Policy.” The Related Person Transactions Policy is available on our website at www.nationalbankholdings.com.

“Related Persons” under this policy include our directors, director nominees, executive officers, persons who recently served as directors or executive officers, holders of more than 5% of any class of our voting securities and immediate family members of any of the foregoing persons. An “immediate family member” of a related person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law,

20	National Bank Holdings Corporation

son-in-law, daughter-in-law, brother-in-law, sister-in-law of a related person and any person (other than a tenant or employee) sharing a household with a related person.

Under the Related Person Transactions Policy, no Related Person Transaction may be consummated or continued unless approved by the Nominating & Governance Committee.

A “Related Person Transaction” is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which the Company (or any of its subsidiaries) is, was or will be a participant and the amount involved exceeds $120,000, and in which the Related Person had, has or will have a direct or indirect material interest, other than:

●	employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if (i) at any time when the Company is subject to Sections 13 or 15(d) of the Exchange Act, the compensation is required to be reported in the Company’s annual proxy statement, and at any time when the Company is not subject to such Sections of the Exchange Act, the compensation is approved by the Compensation Committee of the Company or (ii) the executive officer is not an immediate family member as defined above and such compensation was approved, or recommended to the Board for approval, by the Compensation Committee;
●	compensation for serving as a director of the Company;
●	payments arising solely from the ownership of the Company's equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis;
●	indebtedness arising from ordinary-course transactions such as the purchases of goods and services at market prices, and indebtedness transactions with any person or entity that is a Related Person only because such person or entity owns more than 5% of any class of the Company’s voting securities;
●	transactions where the rates or charges are determined by competitive bids;
●	transactions where the rates or charges are fixed in conformity with law or governmental authority in connection with the provision of services as a common or contract carrier or public utility;
●	ordinary course transactions involving the provision of certain financial services (e.g., by a bank depository, transfer agent, registrar, trustee, etc.).

The Nominating & Governance Committee is responsible for approving, ratifying or disapproving of all Related Person Transactions. Company management is responsible for providing the Nominating & Governance Committee with all material information regarding Related Person Transactions and the interest of Related Persons in such transactions. The Nominating & Governance Committee shall only approve or ratify a Related Person Transaction if the committee determines that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. No member of the Nominating & Governance Committee shall participate in the review, consideration or approval of any Related Person Transaction with respect to which such member or any member of his or her immediate family is a Related Person.

In the event management determines it is impractical or undesirable to wait until the next meeting of the Nominating & Governance Committee to approve a Related Person Transaction, the Chair of the Nominating & Governance Committee may review and approve the Related Person Transaction, in accordance with the criteria set forth herein. The Chair of the Nominating & Governance Committee will report any such approval to the Nominating & Governance Committee at its next regularly scheduled meeting.

Ordinary Course Transactions

During 2019 and 2020, certain of the executive officers and directors of the Company or of NBH Bank, our wholly-owned bank subsidiary, and affiliates of such persons have, from time to time, engaged in banking transactions with NBH Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by NBH Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

2021 Annual Proxy Statement	21

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit & Risk Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2021, and the Audit & Risk Committee has determined that such appointment is in the best interest of the Company and its shareholders. KPMG’s tenure as the auditor of the financial statements of the Company began in 2010, which included auditing the 2009 financial statements. To help ensure the independence of our independent registered public accounting firm, the Audit & Risk Committee oversees the required five year rotation of our lead audit partner and also, on a periodic basis, considers the rotation of our independent registered public accounting firm. In determining whether to reappoint KPMG, the Audit & Risk Committee also periodically considers, among other things, the following: (1) the advisability and potential impact of selecting a different independent registered public accounting firm, (2) experience auditing banks our size, (3) reasonableness of fees, (4) the quality of communications with the Audit & Risk Committee and management, (5) a review of KPMG’s performance of the annual audit, and (6) review of the quality initiatives and steps KPMG is taking to improve the quality and efficiency of its audits.

Shareholders will vote during the Meeting to ratify such appointment. Representatives from KPMG are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends you vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2021.

KPMG Fees

We incurred the fees shown in the following table for professional services provided by KPMG for 2020 and 2019:

	2020	2019
Audit fees	$1,330,403	$1,244,225
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,330,403	$1,244,225

Audit Fees. Audit fees principally relate to the audit of our annual financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q and the audit of our internal control over financial reporting.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. There were no audit-related fees in 2020 and 2019.

Tax Fees. Tax fees principally relate to the preparation of tax returns, compliance services, tax planning and consultation services. There were no tax fees paid to KPMG in 2020 and 2019.

All Other Fees. All other fees consist of fees for products and services other than the services reported above. There were no such fees paid to KPMG in 2020 and 2019.

22	National Bank Holdings Corporation

Audit & Risk Committee Pre-Approval Policies and Procedures

The Audit & Risk Committee selects and oversees our independent registered public accounting firm. The Audit & Risk Committee’s charter requires that the committee pre-approve all audit, audit-related, tax and other services performed by the independent registered public accounting firm, subject to de minimis exceptions for certain non-audit services, so long as such services are approved by the committee prior to the completion of the audit. In approving any non-audit services, the Audit & Risk Committee considers whether the provision of the services would impair the independent registered public accountant’s independence.

The Audit & Risk Committee may delegate pre-approval authority and responsibility to individuals or to designated subcommittees consisting of one or more members of the committee, provided that any such pre-approvals are presented to the committee at its next scheduled meeting. The Audit & Risk Committee has delegated such pre-approval authority to its Chair.

In 2020 and 2019, the Audit & Risk Committee pre-approved all of the audit services provided by KPMG.

Audit & Risk Committee Report

The Audit & Risk Committee’s charter, a copy of which is available on the Investor Relations section of our website at www.nationalbankholdings.com, sets forth the Audit & Risk Committee’s purposes and responsibilities. The six members of the Audit & Risk Committee are named below. Each member is independent, as independence for audit committee members is defined by NYSE rules and SEC regulations. The Board has determined, in its business judgment, that each member of the Audit & Risk Committee is financially literate as required by NYSE rules and that Mr. Clermont qualifies as an “audit committee financial expert” as defined by SEC regulations.

Management has primary responsibility for our consolidated financial statements, the overall reporting process, maintaining adequate internal control over financial reporting and, with the assistance of our internal auditors, assessing the effectiveness of our internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). This audit serves as a basis for the auditors’ opinion included in the annual report to shareholders addressing whether the financial statements fairly present our financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles as of December 31, 2020. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes.

The Audit & Risk Committee has reviewed and discussed our 2020 audited financial statements with management and KPMG. The Audit & Risk Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, including matters relating to the conduct of the audit of our financial statements. KPMG has provided to the Audit & Risk Committee the written disclosures required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit & Risk Committee concerning independence, and the Audit & Risk Committee has discussed with KPMG that firm’s independence from us. Based on this review and these discussions, the Audit & Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Members of the Audit & Risk Committee:

Ralph W. Clermont, Chair

Robert E. Dean

Fred J. Joseph

Micho F. Spring

Burney S. Warren, III

Art Zeile

2021 Annual Proxy Statement	23

Proposal 3 - Advisory Vote on Executive Compensation (Say-on-Pay)

Non-Binding Advisory Vote

The Company seeks your advisory vote on the following resolution to approve the compensation of our named executive officers:

“Resolved, that the shareholders of National Bank Holdings Corporation hereby approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Effect of Non-Binding Advisory Vote

This advisory vote is not binding on the Company. Our Board and our Compensation Committee do, however, review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in determining executive compensation.

Compensation Philosophy

The Company’s compensation philosophy is designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend these programs to be aligned with performance goals that motivate executives to achieve strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value. Our compensation philosophy is discussed in greater detail in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Recommendation

The Board encourages you to read both the “Letter to Shareholders from the Compensation Committee” section starting on page 28 and the “Compensation Discussion and Analysis” section starting on page 32. The Compensation Committee is committed to maintaining a strong link between pay and performance and explaining the rationale for its pay decisions. For these reasons, we strongly believe you should approve the compensation of our named executive officers.

E prop

The Board recommends you vote “FOR” the proposal to approve the Advisory Vote on Executive Compensation (Say-on-Pay).

24	National Bank Holdings Corporation

Proposal 4 - Advisory Vote on Frequency of Advisory Votes on Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 should occur every year, every two years, or every three years.

At this time, the Board believes that an annual advisory vote on executive compensation is the most appropriate choice for the Company.

You may vote for your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting on this matter. Please note that you are not voting on this proposal to approve or disapprove the Board's recommendation of an annual vote. Rather, the option (either one year, two years or three years) that receives the highest number of votes cast by shareholders will be deemed the frequency selected by our shareholders.

This advisory resolution is non-binding on our Board. Although we currently believe that holding an advisory vote on executive compensation every year would reflect the right balance of considerations in the normal course, we will continue to periodically reassess this view and may provide for an advisory vote on executive compensation on a less frequent basis if long-term stability in our compensation program or other circumstances suggest that such a vote frequency would be more appropriate.

E prop

The Board recommends that you consider an advisory vote on executive compensation every ONE YEAR (annually).

2021 Annual Proxy Statement	25

Executive Officers

The age, business experience and current position of each person who currently serves as an executive officer are as follows:

National Bank Holdings Corporation Executives (the “HoldCo Executives”)

G. Timothy Laney, Age 60

Biographical information for Mr. Laney is provided in the section “Proposal 1 - Election of Directors” elsewhere in this proxy statement.

Aldis Birkans, Age 47

Mr. Birkans has served as the Company’s Chief Financial Officer since August 2018 and has served as the Company’s Treasurer from 2011 through February 2020. He has also served as a member of NBH Bank’s board of directors since August 2018. Prior to joining the Company in 2011, Mr. Birkans was a Vice President, Assistant Treasurer of M&I Bank for five years, where he was responsible for capital management, investments, corporate liquidity and risk management related to the bank’s financial activities. In addition, Mr. Birkans worked at Citigroup as a Senior Vice President, Corporate and Investment Bank Treasury. Mr. Birkans holds a Master of Business Administration from Southern Methodist University, where he also received his bachelor’s degree in economics and finance.

Richard U. Newfield, Jr., Age 59

Mr. Newfield has served as the Company’s Chief Risk Management Officer since 2011 and currently holds the same position at NBH Bank. He has also served as a member of NBH Bank’s board of directors since 2016. Mr. Newfield is the former Head of Business Services Credit at Regions Bank. He joined Regions in 2008 after a 23-year career at Bank of America. Mr. Newfield held various senior positions at Bank of America, including roles in risk management, credit, commercial banking, global bank debt and corporate marketing. He brings significant experience in development and implementation of business models and integration of businesses during mergers. In addition, Mr. Newfield has led credit process reengineering initiatives, including risk and credit policy design, and other corporate governance initiatives.

Angela N. Petrucci, Age 44

Ms. Petrucci has served as the Company’s Chief Administrative Officer & General Counsel since July 2020, and currently oversees our legal, compliance, BSA/AML, and human resources functions. She is also a member of NBH Bank’s board of directors and currently serves as the Chief Administrative Officer & General Counsel of NBH Bank. She joined the Company in 2015 as Associate General Counsel and has served as the General Counsel of NBH Bank since 2017. Ms. Petrucci brings significant experience in banking, corporate transactional, securities and corporate governance matters over the span of her 20-plus-year career. Prior to joining the Company, Ms. Petrucci was in-house counsel at Accenture, overseeing corporate governance and securities matters. Prior to that, she was an associate at the law firm of Chapman and Cutler LLP in Chicago, IL. Before attending law school, Ms. Petrucci was a commercial banker at First Chicago Bank (now JP Morgan Chase). Ms. Petrucci currently serves as a board member of the Young Americans Education Foundation and Young Americans Bank. She is also a member of the Colorado Bankers Association Government Affairs Committee.

NBH Bank Executives (the “Bank Executives”)

Christopher S. Randall, Age 54

Mr. Randall has served as NBH Bank’s Executive Vice President, Commercial, Specialty and Business Banking since February 2021. Prior to that, Mr. Randall served as NBH Bank’s EVP, Head of Commercial and Specialty Banking since 2015 and, prior to that, he was Senior Managing Director, Specialty Banking

26	National Bank Holdings Corporation

since 2013. He has also served as a member of NBH Bank’s board of directors since 2017. Mr. Randall has over 28 years of leadership experience building successful commercial banking and specialty finance and investing business, providing debt and equity capital to lower middle market business across the U.S. Prior to joining NBH Bank, Mr. Randall was the Director and Founder of CoBiz Structured Finance, based in Denver, Colorado, since 2011. Previously, he was an executive of the Marquette Financial Companies as Senior Managing Director, COO and Board Member of MFC Capital Funding, a Chicago, Illinois-based national specialty finance and investing business that was started in 2005. Mr. Randall is a Trustee of the University of Colorado Foundation, supporting all campuses of the University of Colorado System.

Patrick G. Sobers, Age 63

Mr. Sobers has served as NBH Bank’s President of Community Banks of Colorado, a division of NBH Bank, since November 2016. In February 2021, Mr. Sobers announced his decision to retire effective in June 2021 and stepped down from his role as EVP, Head of Business and Consumer Banking, which role he had also held since November 2016. He was previously the EVP, Head of Small Business and Consumer Banking for NBH Bank’s Community Banks of Colorado and Hillcrest Bank divisions since 2012 and 2015, respectively. Mr. Sobers has also served as a member of NBH Bank’s board of directors since 2017. Mr. Sobers has over 30 years of experience in the financial services industry. Prior to joining NBH Bank, he held several leadership positions at Bank of America, including as the Southeast Region’s Consumer Banking Executive; as Customer Service and Solutions Executive; as Premier Banking and Investments Regional Executive for Florida and Georgia (now Merrill Lynch Wealth Management); and as Tampa Market President. Mr. Sobers has been very active in the communities where he has resided, serving on the boards of numerous civic and charitable organizations. He is currently a member of the Foundation Board of the Moffitt Cancer Center and he is the Treasurer for Third Way Center, as well as a member of its Board.

Ruth Stevenson, Age 71

Ms. Stevenson has served as NBH Bank’s Chief Client Executive and Deposit Operations Executive since the merger of Peoples, Inc. and the Company on January 1, 2018. She has also served as a member of NBH Bank’s board of directors since January 2019. Prior to the merger, Ms. Stevenson served in a number of roles with Peoples Bank over an 18-year period, including, most recently as President and Chief Operating Officer and as a member of its board of directors. Ms. Stevenson has worked in a variety of roles in financial services for more than 45 years, including President of a community bank, Director of Retail, Director of a mortgage division, Operations Manager for a mortgage division, and nearly every other capacity in banking and mortgage. Ms. Stevenson also currently serves as a board member of the Office of the State Banking Commissioner for the State of Kansas.

Brendan W. Zahl, Age 45

Mr. Zahl has served as NBH Bank’s Executive Vice President, Personal, Private and Residential Banking since February 2021. Prior to that, Mr. Zahl served as EVP, Residential Banking and Premier and Private Client Services since January 2020. He was previously Head of Residential when he joined the Company in connection with the merger of Peoples, Inc. on January 1, 2018. He has also served as a member of NBH Bank’s board of directors since such time and as the Colorado Springs Region President since 2018. Prior to the merger, Mr. Zahl served as President and CEO of Peoples National Bank. Mr. Zahl began his banking career at FirstBank in Colorado Springs, Colorado. After a decade at FirstBank, he moved to Peoples National Bank in 2007 to take over Retail and Lending Management and was promoted to President and CEO of Peoples National Bank in 2012. Mr. Zahl currently serves on the Board of Partners in Housing and is Chair of the Property Committee. He is also a member of the FCA Southern Colorado Region Advisory Board. He previously served as Chairman of the Board of the Colorado Bankers Association. Mr. Zahl has held several board, advisory, and volunteer roles with many other community organizations including Junior Achievement, United Way, Rotary International, and Habitat for Humanity. Mr. Zahl attended the University of Nebraska, where he was a member of two national championship football teams and graduated with honors with a Business Administration degree. He is also a graduate of the Graduate School of Banking, Madison, Wisconsin.

2021 Annual Proxy Statement	27

Executive Compensation

LETTER TO SHAREHOLDERS

FROM THE COMPENSATION COMMITTEE

Fellow Shareholders,

Our Board and Compensation Committee continues to ensure that our executive compensation program is designed to align executive compensation with shareholder interests. We also focus on attracting and retaining the talent essential to successfully develop and execute our long-term strategy. The Board and the Compensation Committee remains committed to providing clear and comprehensive disclosure to help you understand how (1) our compensation plans are structured, (2) we assess performance and (3) performance leads to pay outcomes that are aligned with your best interests.

COVID-19 Business Impacts

In 2020, the COVID-19 pandemic necessitated a shift to focus our immediate attention on the following three priorities: (1) protecting the health of our associates and clients, (2) ensuring the safety and soundness of our bank, and (3) acting on every opportunity to prudently support our clients and the communities where we do business. We continued to leverage our digital banking platform with our clients and successfully supported our clients who experienced financial hardship through participation in the Small Business Administration’s Paycheck Protection Program (“PPP”) created under the Coronavirus Aid, Relief and Economic Security Act, including assistance with PPP loan forgiveness applications for the first draw loans, PPP loan applications for the second draw and loan modifications, as needed.

The COVID-19 pandemic caused substantial disruption to the communities we serve and has changed the way we live and work. We remain committed to ensuring our associates, clients and communities receive the support they need during these challenging times. Our banking centers remain operational through our drive-thru services and on an appointment-only basis in the lobbies. For our front-line associates, we provided COVID-19 related pay from the onset of the pandemic into the month of May. For all associates, we have implemented additional paid time off for COVID-19 illness and quarantines, and have waived medical plan co-pays for COVID-19 testing and treatment.

Despite the challenges with the COVID-19 pandemic, the Company was able to deliver record net income and outstanding credit quality metrics as well as several notable accomplishments. The Company was included in Fortune 100’s Fastest Growing Companies and was recognized as one of the top public companies for shareholder value creation. Additionally, Newsweek magazine named NBH Bank the #1 Best Small Bank in Colorado and the Small Business Administration named the bank Colorado’s 2020 Job Creation Lender of the Year. Further, the bank’s involvement with the PPP helped save an estimated 39,500 jobs in our communities. Finally, the management team successfully consolidated 12 banking centers while expanding the bank’s digital channel. Equally important, these actions were taken while successfully redeploying impacted associates to other jobs in our organization and we were able to pay significant bonuses to our associates throughout the organization.

2020 Financial Achievements

In the face of economic headwinds associated with COVID-19, the Company still achieved record financial performance:

●	Net income was a record $88.6 million, or $2.85 per diluted share, for 2020, compared to net income of $80.4 million, of $2.55 per diluted share, for 2019, an 11.8% increase and the third consecutive year of double digit earnings growth.
●	The return on average assets was 1.40% for 2020, compared to 1.38% for 2019.
●	The return on average equity was 11.24% for 2020, compared to 10.89% for 2019.
●	Loan originations totaled $1.2 billion for the third consecutive year.[1]

28	National Bank Holdings Corporation

●	Credit quality remained strong, as non-performing loans (comprised of non-accrual loans and non-accrual TDRs) decreased to 0.47% of total loans at December 31, 2020, compared to 0.49% at December 31, 2019. Non-performing assets to total loans and OREO totaled 0.58% at December 31, 2020 compared to 0.66% at December 31, 2019.

12020 loan originations include PPP loan originations of $358.9 million.

Long Term Performance

We founded our Company in 2009 during the great recession, and the strong fundamentals and conservative principles we put in place at our inception have enabled us to support our clients, associates and communities when it mattered most. In 2020, we achieved record earnings and strong deposit growth all while maintaining exceptional credit quality.

The Company has continued to transform itself over this past decade from a “start-up” into one collective banking operation with steadily increasing organic growth, prudent underwriting, meaningful market share, and continued opportunity for expansion.

Our growth in key metrics such as earnings per share (EPS), return on average assets (ROAA) and return on average equity (ROAE) has been strong over the past three years, representing top quartile performance relative to peers.

As a result of a well-defined strategy and disciplined execution, we have seen improved and stronger performance each year over the past three years:

11.24%
10.89%
9.28%
1.40%
1.38%
1.10%
$1.95
$2.55
$2.85
2018
2019
2020
Fully Diluted EPS
ROAE
ROAA

2021 Annual Proxy Statement	29

COVID-19 Compensation Considerations

Though the COVID-19 pandemic had unprecedented impacts on our business throughout 2020, the Compensation Committee did not make any mid-year changes to the 2020 Executive Short-Term Incentive Plan (the “2020 STIP”) or the performance metrics established under the plan. With respect to the 2020 Long-Term Incentive Plan, the Compensation Committee determined to incorporate a relative Return on Tangible Assets (ROTA) metric to complement the relative total shareholder return (TSR) metric. The move from an EPS metric to a relative ROTA metric was to appropriately align shareholder interests with management, recognizing that setting multi-year absolute financial goals was extraordinarily difficult in a volatile market and unpredictable interest rate environment.

The Compensation Committee acknowledges the strong performance of the executive team during 2020. However, given the long-term economic impact to our communities from COVID-19, which necessitated strategic action by Messrs. Laney, Birkans and Newfield over a longer time horizon, the Compensation Committee reduced the payout percentage for the cash payment under the 2020 STIP by 20% and shifted a corresponding amount to an award of restricted stock vesting over the next three years. The Compensation Committee believes that the strategic actions taken by these executives with respect to the Company’s capital and prudent approach to credit in 2020 will be realized beyond a one-year timeframe, and thus multi-year vesting is appropriate. The Compensation Committee also believes this action further aligns these HoldCo Executives with shareholder interests during these unprecedented times while also placing a greater emphasis on the retention of key executives and putting a higher percentage of compensation at risk.

CEO Compensation

For the last five years, our CEO’s base salary has remained at the same level at $750,000. In addition, the total amount of at-risk pay (Short-Term Incentive and Long-Term Incentive) and overall total compensation for 2018, 2019 and 2020 were as follows:

Year	Short Term Incentive (Cash)	Long-Term Incentive (Equity)	Total Compensation
2020	$774,500(1)	$1,050,000(2)	$2,638,125
2019	$860,500	$1,050,000	$2,725,553
2018	$1,012,500	$1,365,000	$3,188,134
(1)	Represents a reduced payout amount under the Short-Term Incentive Plan
(2)	Represents equity awarded in 2020.

Shareholder Engagement & 2020 Say-on-Pay Advisory Vote

At our 2020 Annual Meeting of Shareholders, we received an 84.2% vote in favor of our executive compensation (Say-on-Pay). The Company continued its annual post-meeting shareholder engagement process with a focus to understand any concerns or other feedback regarding our executive compensation program and governance practices. As part of that process, this past year, we contacted shareholders representing more than 50% of our shares outstanding and met with shareholders representing approximately 24% of our shares outstanding.

Our engagement meetings discussed our approach to dealing with the COVID-19 pandemic as well as our practices and their views regarding compensation, sustainability and governance matters. In our discussions, shareholders provided feedback on our public disclosures and provided their perspective on executive compensation during the COVID-19 pandemic. The shareholders did not express concerns regarding our existing compensation program. In addition, members of our Compensation Committee also had substantial discussions with a proxy advisory firm to better understand its perspective and explain our compensation program and view of our financial performance.

Summary

The Board and the executive team remain committed to moving your Company forward with a clear priority of: delivering superior growth and performance for you, our shareholders. The Board and the Compensation

30	National Bank Holdings Corporation

Committee have the utmost confidence in the talent and determination of the executive team as we work to continue to execute on our long-term strategy and deliver value to our shareholders.

The Board and the Compensation Committee are also committed to ensuring the link between executive compensation and shareholder value creation is strong. As always, we will continue to evaluate our current compensation practices and monitor emerging best practices.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis (“CD&A”). Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our 2020 Annual Report on Form 10-K for filing with the SEC.

We thank you for taking the time to read our disclosure and encourage you to vote in favor of our approach to executive compensation.

Sincerely,

National Bank Holdings Corporation Compensation Committee

/s/ Burney S. Warren, III	/s/ Ralph W. Clermont
Burney S. Warren, III	Ralph W. Clermont
Chair

/s/ Robert E. Dean	/s/ Micho F. Spring
Robert E. Dean	Micho F. Spring

2021 Annual Proxy Statement	31

Compensation Discussion and Analysis

Introduction

In this section, which we refer to as the “CD&A”, we explain how we compensate the executive officers named in the “Summary Compensation Table” below (our “Named Executive Officers” or “NEOs”). Our NEOs for 2020 were:

●	G. Timothy Laney, Chairman, President and Chief Executive Officer
●	Aldis Birkans, EVP, Chief Financial Officer
●	Richard U. Newfield, Jr., EVP, Chief Risk Management Officer
●	Brendan Zahl, EVP, Personal, Residential and Private Banking[1]
●	Christopher S. Randall, EVP, Commercial, Specialty and Business Banking[1]
●	Zsolt K. Besskó, EVP, Chief Administrative Officer (through July 1, 2020)

1Reflects new title as of February 1, 2021.

Our approach to executive compensation is to pay for performance and to align compensation programs with effective risk management. We believe this approach to compensation will create sustainable shareholder value over the long term.

Philosophy, Objectives, Components and Highlights of Our Executive Compensation Program

Philosophy

We are at our best when we are providing our clients with banking advice and services that help them be successful. When we do this in accordance with our core values, it is a win-win for clients and the community. Because a key expectation of management is to build an effective organizational structure, it is particularly important that our executive compensation program be designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend this program to be aligned with performance goals that motivate executives to achieve our strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value.

Objectives

Our executive compensation philosophy is designed to meet five key objectives:

●	ensure that the goals and interests of management are closely aligned with those of the Company, our shareholders, our clients and the communities we serve;
●	balance compensation to reward both short-term results and the strategic decisions and actions required to build a sustainable enterprise and create long-term value;
●	motivate executives to deliver a high level of business performance and prudently achieve strategic goals within acceptable risk parameters;
●	pay compensation based on corporate and individual performance; and
●	attract and retain highly qualified executives through a balance of cash and equity compensation.

32	National Bank Holdings Corporation

Compensation Components

The total compensation of our NEOs consists primarily of the following components:

Compensation Component	Purpose	Considerations
Base Salary: Cash	To provide a fixed amount of cash compensation reflective of level and scope of responsibility and competitive practice.	NEO salary levels are based on: experience and education; scope of responsibilities; individual performance; and competitiveness with salary ranges at other banking organizations.

Short-Term Incentive Compensation: Cash	To motivate and reward our NEOs for meeting or exceeding corporate, business line and individual performance goals.

  The annual short-term incentive is 70% tied to quantitative financial metrics and 30% to qualitative metrics with respect to HoldCo Executives.

  The annual short-term incentive for Bank Executives is 85% quantitative and 15% qualitative.

Long-Term Incentive Compensation: Equity Awards	Equity compensation links performance with the interests of our shareholders, promotes a long-term focus, and acts as an effective retention tool for key talent.

  50% of the equity award value in the form of a long-term performance-based equity award that vests after a three-year performance period based on the achievement of financial metrics.

  30% of the value is in the form of time-based restricted stock.

  20% of the value is in the form of options.

This results in 70% of equity compensation being performance-based when stock options are considered.

Benefits & Perquisites	Benefits are designed to be generally competitive with other banking institutions.	NEOs receive substantially the same benefits offered to other eligible associates of the Company. We provide limited perquisites to our NEOs.

Change in Control and Severance Arrangements

Employment agreements or change of control agreements, which include severance benefits and certain change in control benefits, are intended to reinforce and encourage the continued attention and dedication of our NEOs.

Change in control and severance arrangements also are an effective tool in attracting and retaining talent. All of our outstanding equity awards contain a double-trigger acceleration of equity upon a change in control.

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Compensation Best Practices

Best practices we have implemented with respect to our executive compensation program include the following:

●	Stock Ownership Guidelines. Our independent directors and the HoldCo Executives are subject to stock ownership guidelines that impose a holding requirement of 50% of the after-tax portion of vested and/or exercised awards until established ownership thresholds are met.
●	Anti-Hedging/Pledging Policy. Our Insider Trading Policy prohibits hedging or short sales involving Company securities. In addition, designated persons (including our NEOs) under the Company’s Insider Trading Policy are prohibited from pledging the Company’s securities.
●	Double-trigger Acceleration of Equity. All of our outstanding unvested equity awards contain a double-trigger acceleration of equity upon a change in control for future awards.
●	Limited Perquisites and Benefits. We provide limited perquisites to our NEOs and do not have a defined-benefit pension plan or SERP.
●	Independent Compensation Consultant. The Compensation Committee engages F.W. Cook as an independent compensation consultant for advice with respect to the Company’s executive compensation program.
●	Clawbacks. The HoldCo Executives’ employment agreements as well as the equity award agreements for all associates contain clawback provisions for financial misstatements and other misconduct.
●	Risk Assessment. The Compensation Committee oversees a risk assessment of our compensation program that is performed annually.
●	Pay for Performance. 71% of the CEO’s compensation and 60% of the other NEOs compensation was at risk in 2020. Furthermore, NEOs are rewarded for attaining financial performance measures that are aligned with the interests of shareholders.
●	Caps on Payouts. The maximum payouts under our 2020 Short-Term Incentive Plan and our long-term performance-based equity award are both capped at 150% of the target opportunity.
●	No Tax Gross Ups on Change in Control Payments. The Company does not provide for tax gross ups on change in control payments.
●	Prohibition on Repricing of Stock Options. Our equity plans prohibit the repricing of stock options.

Setting Compensation for our Named Executive Officers

Executive compensation is set by the Compensation Committee, in collaboration with the compensation consultant and management.

Role of Compensation Committee

The Compensation Committee determines executive compensation. The Compensation Committee, comprised entirely of independent directors, sets compensation policy and administers our executive compensation program. The Compensation Committee acts independently, but works closely with our Board of Directors and members of management. The Compensation Committee has responsibility for setting the components of the CEO’s compensation and uses the assistance of F.W. Cook, its independent compensation consultant, in determining executive compensation. The Chairman of our Compensation Committee takes an active role in meeting with F.W. Cook. Our CEO, with the assistance of F.W. Cook and our Chief Administrative Officer, develops initial recommendations for the other NEOs for the Compensation Committee’s consideration.

34	National Bank Holdings Corporation

Role of Independent Compensation Consultant

The Compensation Committee engages its own advisors to assist in carrying out its responsibilities. The Compensation Committee has engaged F.W. Cook to advise and support the Compensation Committee on compensation decisions. At the direction of the Compensation Committee, F.W. Cook assists in collecting and analyzing market data on compensation and provides expert knowledge of competitive practices and trends as well as developments in regulatory and technical matters. F.W. Cook has no other relationships with the Company (other than advising the Nominating & Governance Committee on matters related to director compensation). As part of the engagement of F.W. Cook in 2020, the Compensation Committee considered the independence factors required under the NYSE corporate governance standards, including the applicable SEC rules, and determined that F.W. Cook was independent.

Role of Management

Our CEO and Chief Administrative Officer assist the Compensation Committee in designing and managing our executive compensation program. Our CEO attends meetings and makes recommendations to the Compensation Committee on the compensation of other NEOs. Our Chief Risk Management Officer advises the Compensation Committee on risk mitigation and assessment of compensation risk. None of our NEOs provides recommendations with respect to their own compensation.

Market Data Review

Market pay levels and practices, including those of a self-selected peer group, are one of many factors the Compensation Committee considers in making executive compensation decisions. Market information provides an external frame of reference on the range and reasonableness of compensation levels and practices, and is used as a data point in decision-making and not as a primary factor. Internal considerations, competitive factors and the Company’s evolution are other factors the Compensation Committee considers in setting executive compensation.

The peer group was reviewed in 2020 by F.W. Cook, with input from the Compensation Committee and management. The directive from the Compensation Committee over the past few years has been to target a peer group with a median asset size between $6 to $8 billion in order to better align with the Company’s current size and strategy. The Company is currently $6.7 billion in total assets as of December 31, 2020. After substantial review and consideration, the Compensation Committee approved the following peer group of 18 institutions (the “Compensation Peer Group”):

Boston Private Financial Holdings	Heritage Commerce Corp
Brookline Bancorp Inc.	Heritage Financial Corporation
Columbia Banking System, Inc.	Independent Bank Corp.
ConnectOne Bancorp, Inc.	Lakeland Financial Corporation
CVB Financial Corp.	Pacific Premier Bancorp
Eagle Bancorp Inc.	Peapack-Gladstone Financial Corporation
Enterprise Financial Services	Preferred Bank
First of Long Island Corporation	Southside Bancshares, Inc.
Flushing Financial Corp.	Stock Yards Bancorp, Inc.

The companies in the Compensation Peer Group have a median asset size of $7.3 billion (as of June 30, 2020), ranging from approximately $3.8 billion to $14.0 billion. In addition to asset size, other factors considered in selecting peers included geography, complexity of the organization and similarity of business lines and services and products offered to those of the Company. We believe the peers selected are a diverse group of financial institutions that provide the necessary breadth to be meaningful in evaluating NEO compensation. The Compensation Peer Group is reviewed annually and may be changed to reflect M&A activity and other items deemed relevant by the Compensation Committee.

F.W. Cook summarized and provided the Compensation Committee with market data relating to base salaries, short-term cash bonuses, long-term equity awards, and total compensation for each of the top five officers at these peer companies, using the data provided in the peer company’s latest available proxy

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statement. The Compensation Committee considered this information, together with other factors discussed in this CD&A, in determining NEO compensation.

Executive Compensation Framework

The Compensation Committee believes in variable compensation and paying for performance. This is demonstrated by the amount of at-risk pay with respect to the NEOs. For 2020, 71% of our CEO’s compensation was at-risk and 60% of the compensation for all other NEOs was at-risk.

The Compensation Committee made the following determinations with respect to each of the compensation components further described below.

Base Salary

In 2020, the Compensation Committee determined that base salaries for our NEOs should remain unchanged, with exception of Mr. Birkans, whose salary increased from $300,000 to $350,000 in April 2020 and Mr. Besskó, whose annual salary was reduced from $315,000 to $50,000 annually in connection with the transition agreement that he entered into with the Company in May 2020. The Compensation Committee increased Mr. Birkans’ salary because of his expanded growth and development in the Chief Financial Officer role. The decision to leave the salaries of the other NEOs unchanged was based upon a variety of factors, including the Company’s focus on prudent expense management, the Compensation Committee’s annual review of peer and market data provided by F.W. Cook and the desire to maintain an emphasis on variable, performance-based compensation.

In February 2021, the Compensation Committee determined that base salaries for Messrs. Laney and Newfield should remain unchanged for 2021 for similar reasons. The salaries for Messrs. Birkans, Zahl, and Randall were increased as a result of their increased responsibilities in each of their roles. Mr. Birkans’ salary increased from $350,000 to $365,000 and Messrs. Zahl’s and Randall’s salaries were each increased from $275,000 to $290,000.

36	National Bank Holdings Corporation

Executive Short-Term Incentive Plan Compensation

2020 Executive Short-Term Incentive Plan Design

The Compensation Committee awards cash incentive compensation pursuant to the terms of the 2020 STIP, which was established pursuant to the 2014 Omnibus Incentive Plan. Under the 2020 STIP, the minimum payout is 0% if certain thresholds are not met, and the maximum payout is at 150% of the target opportunity, with the following payout opportunity structure:

Named executive officer	Base salary	Threshold as % of target	Threshold payout	Target as % of salary	Target payout	Maximum as % of target	Maximum payout
G. Timothy Laney	$750,000	50%	$337,500	90%	$675,000	150%	$1,012,500
Aldis Birkans*	$350,000	50%	$113,750	65%	$227,500	150%	$341,250
Richard U. Newfield, Jr.	$375,000	50%	$121,875	65%	$243,750	150%	$365,625
Brendan Zahl**	$275,000	50%	$75,625	55%	$151,250	150%	$226,875
Christopher S. Randall***	$275,000	50%	$68,750	50%	$137,500	150%	$206,250
Zsolt K. Besskó****	$157,500	50%	$47,250	60%	$94,500	150%	$141,750

*Mr. Birkans’ salary increased to $350,000 in April 1, 2020. The Compensation Committee considered this increased salary for payout purposes under the 2020 STIP. Mr. Birkans’ target percentage will increase from 65% to 75% beginning in 2021.

**The Compensation Committee increased Mr. Zahl’s target percentage from 45% to 55% for purposes of the 2020 STIP and for future years.

***Mr. Randall’s target percentage will increase from 50% to 55% beginning in 2021.

****Mr. Besskó’s salary is pro-rated to reflect his eligibility for the 2020 STIP during the time frame he served as Chief Administrative Officer (through July 1, 2020).

2020 STIP Structure

In its establishment of the 2020 STIP, the Compensation Committee determined that payouts should be based on the attainment of quantitative financial metrics as well as a qualitative assessment of certain objectives and individual performance. The Compensation Committee determined that with respect to Messrs. Laney, Newfield, Birkans and Besskó, 70% of the total 2020 STIP bonus should be based on the attainment of specific quantitative financial metrics (“HoldCo Metrics”) as interpolated for performance between threshold, target and maximum levels of performance. With respect to Messrs. Zahl and Randall, the Compensation Committee determined that 40% of the total 2020 STIP bonus should be based upon the same HoldCo Metrics, and that 45% should be based upon the performance of the business groups that they lead. There is no payout with respect to a given metric if the threshold level of performance is not achieved.

The financial metrics and relative targets established are a reflection of what the Compensation Committee deemed important in the beginning of 2020 to align the NEOs’ performance with the achievement of the Company’s strategic goals for 2020 as well as key long-term financial targets. While the 2020 STIP financial goals and performance metrics were set by the Compensation Committee in February 2020, they did not change even though the Company’s operating environment and strategic priorities changed in order to effectively address the challenges presented by the COVID-19 pandemic.

In addition, with respect to Messrs. Laney, Newfield, Birkans and Besskó, the Compensation Committee determined that the remaining 30% of the 2020 STIP bonus should be based on a qualitative assessment, with 15% of the 2020 STIP based on Enterprise Risk Management and the remaining 15% based upon an individual assessment of each officer, as further described below. With respect to Messrs. Zahl and Randall, the Compensation Committee determined that the remaining 15% of the 2020 STIP bonus should be based on a qualitative assessment, with 7.5% of the 2020 STIP bonus based on Enterprise Risk Management and the remaining 7.5% based upon an individual assessment of each officer, as further described below.

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2020 STIP Goal Setting

In establishing the performance metrics for the 2020 STIP, the Compensation Committee focused on the financial metrics that play the most significant role in driving the Company to meet its corporate objectives. Every year, the Company undertakes a rigorous financial planning process geared around establishing targets for performance that will enhance the Company’s franchise value and return for shareholders. The Compensation Committee reviews the metrics that are most aligned with the strategic objectives of the Company and which are most aligned with the interest of shareholders. For 2020, the Compensation Committee utilized the same metrics as in prior years and maintained the same weightings for Messrs. Laney, Birkans, Newfield and Besskó. The Compensation Committee believes Core Net Income and Asset Quality bear the most importance and weighting within the STIP for these executives.

For the Bank Executives, the Compensation Committee believed it was important to align Messrs. Zahl’s and Randall’s compensation with the financial performance of the business groups that they oversee and lead while also tying a portion of the overall performance of the HoldCo metrics to their results.

In setting the target level of performance for each of the financial metrics, the Compensation Committee considered the Company’s annual profit plan that is developed through the aforementioned planning process, strategic objectives for the Company as well as historical peer performance with respect to each metric. Our annual profit plan for 2020 included assumptions that took into account the general economic conditions as indicated by the average of major economist forecasts available, which were applied to the Company’s prevailing income statement and balance sheet trends from late 2019.

Review of 2020 STIP Performance Metrics Results by the Compensation Committee

As part of its role in overseeing and approving NEO compensation, the Compensation Committee reviewed and evaluated the actual achievement levels with respect to each performance metric under the 2020 STIP.

The following is a summary of the specific performance metrics established by the Compensation Committee for 2020 (as further described above), including the actual results for each metric with respect to Messrs. Laney, Birkans, Newfield and Besskó:

Performance Metrics	Weighting	Threshold	Target	Maximum	Actual	Weighting Achieved
Core Net Income ($ in thousands)(1)	30%	$61,500	$72,353	$75,971	$90,488	45%
Loan Growth(2)	10%	5.3%	7.5%	9.0%	-1.4%	0%
Total Deposit Growth(3)	10%	3.0%	5.0%	6.0%	21.0%	15%
Asset Quality (Non-Performing Assets Ratio)(4)	20%	1.00%	0.85%	0.70%	0.58%	30%
Enterprise Risk Management(5)	15%	80%	100%	120%	120%	22.5%
Qualitative – Individual(6)	15%	80%	100%	120%	120**	22.5%**
STIP Payout as a Percentage of Target		50%	100%	150%	SUB TOTAL:	135.0%**

**The calculated payout for Mr. Besskó was 127.5% due to his individual performance rating of 100% as further described below.

With respect to Messrs. Zahl and Randall, 55% of each of their 2020 STIP bonus was dependent upon the achievement of the above-listed factors with the remaining 45% of their 2020 STIP bonus based upon the performance of the Residential and Private Client Group and Commercial and Specialty Banking Groups, respectively. The following is a summary of the specific performance metrics established by the Compensation Committee for 2020, including the actual results for each metric with respect to Messrs. Zahl and Randall:

38	National Bank Holdings Corporation

Performance Metrics	Weighting	Threshold	Target	Maximum	Actual	Weighting Achieved
Core Net Income ($ in thousands)(1)	5.0%	$61,500	$72,353	$75,971	$90,488	7.5%
Loan Growth(2)	12.5%	5.3%	7.5%	9.0%	-1.4%	0%
Total Deposit Growth(3)	15%	3.0%	5.0%	6.0%	21.0%	22.5%
Asset Quality (Non-Performing Assets Ratio)(4)	7.5%	1.00%	0.85%	0.70%	0.58%	11.25%
Enterprise Risk Management(5)	7.5%	80%	100%	120%	120%	11.25%
Direct Contribution (Commercial and Specialty Banking)	45%	85%	100%	110%	104.2%	54%
Direct Contribution (Residential and Private Client Banking)					214.7%	68%
Qualitative – Individual(6)	7.5%	80%	100%	120%	97.5%-120%	7.0%-11.25%
STIP Payout as a Percentage of Target		50%	100%	150%	TOTAL:	110.3%-131.8%

Metric Definitions:

(1)	Core Net Income is defined as net income under GAAP, excluding the one-time expenses related to mergers and acquisitions, material securities gains and losses, and other extraordinary items that the Compensation Committee deems are not a core indicator of Company operations. In assessing Core Net Income for purposes of the 2020 STIP and in accordance with the discretion afforded to the Compensation Committee under the terms of the plan, the committee adjusted net income as reported on the Company’s 2020 Annual Report on Form 10-K to exclude the fair value impairment charge and consolidation expenses associated with the consolidation of the 12 banking centers in our Colorado, New Mexico and Kansas City markets announced in 2020 as well as the excess tax benefit/expense from stock compensation accounting, as described in the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Form 10-K.

(2)	Loan Growth is measured as the growth between ending loan balances at December 31, 2019 and ending loan balances at December 31, 2020.

(3)	Total Deposit Growth is measured as the growth between average total deposits for the 4th quarter ended December 31, 2019 and the average total deposits for the 4th quarter ended December 31, 2020.

(4)	Non-Performing Assets Ratio is the ratio of non-performing assets to total loans and OREO.

(5)	Enterprise Risk Management factors include prudent management of enterprise risk, which includes, but is not limited to, credit and underwriting risk, financial accounting and related controls risk, legal risk, compliance and BSA/AML risk, operational and transaction risk, interest rate risk and reputation risk. In addition, quality of regulatory relationships is considered.

(6)	Qualitative - Individual factors include execution of strategic goals and objectives, building and fostering a values-based culture/organization, adherence to Company’s core values, and individual contributions to the Company’s performance.*

* The individual performance results for each Named Executive are discussed below.

Enterprise Risk Management. With respect to this qualitative metric, the Compensation Committee considered several factors, including: the Company’s regulatory examination results as well as its strong regulatory relationships, the Company’s excellent credit management results and the Company’s continued review and improvement of fraud, operational and cyber/information security controls. With respect to credit management specifically, the Committee also noted the following:

●	Continued reduction in non-performing assets to total loans and OREO (0.58% as of December 31, 2020 versus 0.66% as of December 31, 2019)
●	Classified loan ratio of 1.25% and Criticized loan ratio of 3.44% as of December 31, 2020, as well as net charge offs of only 0.06% for full year 2020

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●	Past dues past of 30 days or more only three basis points, the lowest in the Company’s history, as of December 31, 2020
●	Rigorous stress testing and oversight of the loan portfolio

These considerations resulted in the achievement of this performance component at a 120% achievement level, or 150% of the target level payout.

Qualitative Individual. For this component, the Compensation Committee considered each NEO’s individual performance as follows:

●	G. Timothy Laney (120% achievement): With respect to Mr. Laney, the Compensation Committee considered Mr. Laney’s contributions to the successful execution of the revised strategic priorities in the spring of 2020, the record financial performance results of the Company and his leadership during the challenging business environment due to COVID-19. The consideration of these factors resulted in the achievement of the individual performance component at a 120% achievement level, or 150% of the target level payout.

●	Aldis Birkans (120% achievement): With respect to Mr. Birkans, the Compensation Committee considered the success of Mr. Birkans in his further development as a Chief Financial Officer and the further development of his team, as well as Mr. Laney’s recommendation and evaluation of Mr. Birkans’ performance. The consideration of these factors resulted in the achievement of the individual performance component at a 120% achievement level, or 150% of the target level payout.

●	Richard U. Newfield, Jr. (120% achievement): With respect to Mr. Newfield, the Compensation Committee considered Mr. Newfield’s contributions to the overall credit quality for the year and his overall impact on Enterprise Risk Management, including the quality of regulatory relationships. The consideration of these factors resulted in the achievement of the individual performance component at a 120% achievement level, or 150% of the target level payout.

●	Brendan Zahl (120% achievement): With respect to Mr. Zahl, the Compensation Committee considered Mr. Zahl’s contributions to the Company’s performance, particularly the strong financial performance of the Residential Banking Group, as well as Mr. Laney’s recommendation and evaluation of Mr. Zahl’s performance. The consideration of these factors resulted in the achievement of the individual performance component at a 120% achievement level, or 150% of the target level payout.

●	Christopher S. Randall (97.5% achievement): With respect to Mr. Randall, the Compensation Committee considered Mr. Randall’s management of the Commercial and Specialty Banking Group and the related development of his teams, as well as Mr. Laney’s recommendation and evaluation of Mr. Randall’s performance. The consideration of these factors resulted in the achievement of the individual performance component at a 97.5% achievement level, or 94% of the target level payout.

●	Zsolt K. Besskó (100% achievement): With respect to Besskó, the Compensation Committee considered Mr. Besskó’s contributions to the initiatives of the Company, including with respect to COVID-19 and the transition of his role to the new Chief Administrative Officer, as well as Mr. Laney’s recommendation and evaluation of Mr. Besskó’s performance. The consideration of these factors resulted in the achievement of the individual performance component at a 100% achievement level, or 100% of the target level payout.

Final STIP Payouts for 2020/COVID-19

The Compensation Committee acknowledges the strong performance of the executive team during 2020. However, given the long-term economic impact to our communities from COVID-19 which necessitated strategic action by Messrs. Laney, Birkans and Newfield over a longer time horizon, the Compensation Committee reduced the payout percentage for the cash payment to these individuals under the 2020 STIP by 20% and shifted a corresponding amount to an award of restricted stock vesting over the next three years.

40	National Bank Holdings Corporation

The Compensation Committee believes that the strategic actions taken by these executives with respect to the Company’s capital and prudent approach to credit in 2020 will be realized beyond a one-year timeframe, and thus a multi-year vesting is appropriate. The Compensation Committee also believes this action further aligns these HoldCo Executives with shareholder interests during these unprecedented times while also placing a greater emphasis on the retention of key executives and putting a higher percentage of compensation at risk.

There was no modification in the calculated payouts for Messrs. Randall, Zahl and Besskó. As a result, the Compensation Committee awarded the following with respect to each of the NEOs:

Named executive officer	Total Calculated Payout under the 2020 STIP (as a percentage of target)	Actual Cash Payment as a Percentage of Target	Total cash payment for 2020	Restricted Stock Grant Value(1)
G. Timothy Laney	135.0%	114.7%	$774,500	$136,750
Aldis Birkans	135.0%	114.8%	$261,250	$46,000
Richard U. Newfield, Jr.	135.0%	114.8%	$279,750	$49,250
Brendan Zahl	131.3%	131.3%	$198,500	$0
Christopher S. Randall	113.9%	113.9%	$156,500	$0
Zsolt K. Besskó	127.5%	127.5%	$120,500	$0
(1)	Represents stock awarded for 2020 performance, but which will appear in the Summary Compensation for 2021.

2021 Executive Short-Term Incentive Plan

In establishing the metrics for the 2021 Executive Short-Term Incentive Plan for the HoldCo Executives, the Compensation Committee evaluated the evolution of the company’s growth and maturity and further considered the metrics that create the most alignment with shareholders and contribution to the Company’s franchise value. As a result, the Compensation Committee selected Core Net Income and Asset Quality as the two financial metrics under the plan (70% combined weighting). In addition, the Compensation Committee expanded the Enterprise Risk Management metric under the program to specifically capture performance with respect to ESG matters.

For the Bank Executives, the Compensation Committee believed that it is important to drive further balance sheet growth in addition to the HoldCo metrics of Core Net Income and Asset Quality. Therefore, additional loan growth, deposit growth and division contribution metrics were established specifically related to each of the groups that the Bank Executives have oversight responsibility. As a result, 10% of the program is weighted towards the HoldCo metrics, 20% is based on a combination of Enterprise Risk Management/ESG matters and Individual Performance and the remaining 70% is based upon the achievement of loan growth, deposit growth and profitability metrics for the specific business lines. In addition, Messrs. Zahl and Randall have the opportunity to earn upwards of a 200% payout on metrics related to their group-specific and individual goals in the event of exceptional performance in their respective areas.

Equity Compensation

2020 Long-Term Equity Awards and Equity Mix

The equity awards granted in 2020 took the following forms:

1.	Three-Year Performance Stock Unit Awards (PSUs)
2.	Option Awards (which we consider to be performance-based)
3.	Restricted Stock Awards

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The equity mix for the CEO and the other NEOs is 70% performance-based for the standard annual equity awards granted in 2020.

The Compensation Committee approved the following equity award amounts granted to the NEOs in 2020:

Named executive officer	Total equity award value as a percentage of salary(1)	Equity award value	Approximate value of PSUs	Approximate value of restricted stock	Approximate value of options
G. Timothy Laney	140%	$1,050,000	50%	30%	20%
Aldis Birkans	83%	$290,500	50%	30%	20%
Richard U. Newfield, Jr.	85%	$318,750	50%	30%	20%
Brendan Zahl	55%	$150,000	50%	30%	20%
Christopher S. Randall	55%	$150,000	50%	30%	20%
Zsolt K. Besskó	85%	$267,750	50%	30%	20%

(1)	The equity percentages are based upon a salary of $750,000 for Mr. Laney, $375,000 for Mr. Newfield, $350,000 for Mr. Birkans, $275,000 for Messrs. Zahl and Randall and $315,000 for Mr. Besskó.

Three-Year Performance Stock Unit Award

In 2020, the Compensation Committee continued with a long-term performance stock unit award (“PSU Award”) with vesting that is based on the Company’s achievement of two metrics over a three-year performance period (covering January 1, 2020 through December 31, 2022).

PSU Awards are typically granted on April 1 each year, in accordance with our equity grant practices. The onset of the COVID-19 pandemic in early 2020 and the substantial uncertainty it created led the Compensation Committee to reevaluate the design of our PSUs for 2020. The committee determined to maintain its past use of a relative total shareholder return metric (TSR) and to replace the absolute earnings per share growth metric used in prior years with a relative return on tangible assets metric (ROTA). The Compensation Committee believed that the two return metrics appropriately balance operating performance with returns to shareholders, and that the use of relative measurement for both metrics would ensure alignment between management and shareholders in the face of continued uncertainty and a low interest rate environment. Both metrics also include a governor that caps the potential payout at 100% of target, if our TSR or ROTA are negative during the performance period. The Compensation Committee believes these governors provide important balance such that if our absolute operational performance and/or shareholder

42	National Bank Holdings Corporation

returns are not up to standards, the NEOs will not receive an above-target award. The Compensation Committee determined that the design adopted for the 2020 PSU Awards remained appropriate for 2021, in light of continued uncertainty due to the COVID-19 pandemic.

The PSU Award will vest on March 1, 2023 and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target, and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and are paid on any earned performance stock units on the vesting date. The two financial metrics and respective weightings for the PSU Award are as follows:

Performance Metric	Award Value Weighting	Threshold	Target	Maximum
3-year Relative Return on Tangible Assets (ROTA) (1)	60%	35th	50th	75th
3-year Relative Total Shareholder Return (TSR) (percentile rank) (2)	40%	35th	50th	75th
Equity Payout Amount	100%	50%	100%	150%

(1)	ROTA is measured as the percentile ranking of the Company’s ROTA among the ROTAs for companies included in the KBW Regional Banking Index (KRX) for each respective calendar year of the performance period. If the Company has a negative ROTA in any year during the performance period, ROTA-based shares will not settle for more than target.

(2)	TSR is measured against the TSR for companies in the KRX Index as of January 1, 2020 and assumes dividends are reinvested in company shares on the ex-dividend date. If the Company has a negative TSR for the performance period, TSR-based shares will not settle for more than target.

The Company believes the PSU Award is important because it aligns a significant portion of the executive’s compensation against performance over an extended period and aligns the performance goals with the long-term corporate objectives of the Company. The Company believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain. Moreover, the Compensation Committee allocated 60% of the value of the award on ROTA given the importance of measuring the operating performance of the Company relative to other banks with the remaining 40% allocated to TSR to ensure the NEOs interests are closely aligned with the interests of shareholders.

Restricted Stock and Option Awards

The Compensation Committee also awarded equity to each of our NEOs in the form of restricted stock and options that each vest in one-third increments over three years. The Compensation Committee believes equity in this form is still an important element to ensure retention of its key executives and, with respect to stock options, to incentivize long-term performance. As described above under “Final STIP Payouts for 2020/COVID-19”, the Compensation Committee awarded restricted stock to Messrs. Laney, Birkans and Newfield in 2021 by shifting 20% of the STIP cash payment into restricted stock in connection with the 2020 STIP.

Vesting of 2018 Performance Stock Unit Award

The performance stock units that were previously granted in 2018 were subject to performance vesting conditions tied to the Company’s cumulative earnings per share and total shareholder return relative to a defined group of peer banks within the KRX index, in each case over the period from January 1, 2018 to December 31, 2020.

In establishing the goals under the 2018 Performance Stock Unit Award, the Committee considered the relative importance of the Company’s total shareholder return relative to the KBW Regional Banking Index, a

2021 Annual Proxy Statement	43

group of approximately 50 regional banks. In addition, in setting the three-year earnings per share (EPS) target, the Committee established a measure that was based upon 123% annualized growth (on a GAAP basis) over the three years of the performance period.

The actual achievement under the TSR metric was 89th percentile performance (number 6 out of 47 companies). With respect to the EPS metric, actual earnings per share growth was140% on an annualized basis (under GAAP) over the three years of the performance period. This EPS growth represents significant growth relative to other bank peers.

In February 2021, the Compensation Committee reviewed the Company’s actual performance against the EPS and TSR targets (as further described below) and confirmed that the awards achieved a payout of 150% of target. A summary of the Company’s performance as measured against the targets, and the resulting payout, is set forth below:

		Performance Goals			Results
Performance Metric	Award Value Weighting	Threshold (50% Payout)	Target (100% Payout)	Max (150% Payout)	Actual Performance	Percent of Target Payout
Cumulative EPS (1)	60%	$4.98	$5.86	$6.15	$7.52	150%
3-year Relative TSR (percentile rank) (2)	40%	35th	50th	75th	89th	150%
					Total:	150%

(1)	This reflects the Company’s cumulative earnings per share as set forth in the Annual Report on 10-K for each year during the performance period. Results adjusted for the fair value impairment charge and consolidation expenses associated with the consolidation of 12 banking centers in our Colorado, New Mexico and Kansas City markets announced in 2020 and four banking centers in our Colorado and Kansas City markets announced in 2019, one-time costs incurred in 2018 for the Peoples acquisition, and the excess tax benefit/expense from stock compensation accounting in 2018, 2019 and 2020, each as further described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Form 10-K for the respective periods.

(2)	TSR was measured against the TSR for companies in the KBW Regional Banking Index (KRX) as of January 1, 2018 and assumed dividends were reinvested in company shares on the ex-dividend date.

Stock Ownership Guidelines

We believe that ownership of our stock helps align the interests of certain of our key executives with those of shareholders and emphasizes the long-term aspects of equity-based compensation. The Board adopted minimum stock ownership thresholds (the “Executive Minimum Ownership Thresholds”) as part of the stock ownership guidelines applicable to our HoldCo Executives (the “Executive Stock Ownership Guidelines”) as shown in the table below.

As part of the Executive Stock Ownership Guidelines, HoldCo Executives who have not yet achieved the Executive Minimum Ownership Thresholds are required to retain 50% of the after-tax portion of vested stock awards and exercised options until the threshold is met.

As of March 12, 2021, Messrs. Laney and Newfield had achieved their respective Executive Minimum Ownership Threshold. Mr. Birkans became subject to the guidelines in connection with his appointment as the Chief Financial Officer in August 2018 and has not yet met his Executive Minimum Ownership Threshold. Mr. Besskó was no longer subject to the guidelines after July 1, 2020.

44	National Bank Holdings Corporation

Title:	Guidelines require owning:

Chief Executive Officer	5 times base salary

Chief Financial Officer	4 times base salary

Chief Risk Management Officer	2 times base salary

Chief Administrative Officer	2 times base salary

Insider Trading Restrictions and Anti-Hedging

To further strengthen the alignment between stock ownership and your interests as shareholders, our Insider Trading Policy prohibits every director, officer, associate (including persons employed on a temporary or contract basis or through a staffing agency), and consultant of the Company and its subsidiaries from engaging in short sales, including sales with delayed delivery and any hedging transactions with respect to the Company’s securities. Such hedging transactions include, but are not limited to, the use of prepaid variable forward contracts, equity swaps, collars and exchange funds that are intended to offset any decrease in the value of the Company’s securities. In addition, pledging or hypothecation of Company’s securities by designated persons (including the NEOs) under the Company’s Insider Trading Policy is prohibited.

Clawback Policy

Each HoldCo Executive’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, the executive to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12 month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement. The clawback provision also provides that if the executive is found guilty of misconduct by any judicial or administrative authority in connection with any (A) formal investigation by the SEC or (B) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award. In addition, each NEO’s equity award agreements include a similar clawback provision, including a clause whereby if the executive has engaged in a serious breach of conduct, the Compensation Committee may require the executive to forfeit the unvested award and/or require the executive to repay any amounts realized upon the vesting of the award or on the subsequent sale of the shares underlying the award.

Compensation Risk

Our Compensation Committee is responsible for the oversight of our compensation of associates and for the risk management as it relates to compensation. We are also subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. We conducted an analysis and risk assessment of our incentive compensation programs for 2020. After reviewing our executive and broad-based incentive compensation programs, the Compensation Committee determined that our overall compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company and do not promote unnecessary risk-taking on the part of our executives and other plan participants.

Compensation Disclosure Controls

The Compensation Committee also assessed the compensation disclosure controls that management has in place to ensure proper disclosure of compensation data. The Compensation Committee approved those controls after review and discussion with management.

2021 Annual Proxy Statement	45

Tax Considerations

Prior to the Tax Reform Legislation enacted in 2017, Section 162(m) of the Internal Revenue Code placed a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to certain covered executives (excluding the CFO), except that performance-based compensation meeting the applicable requirements was excluded from the $1 million limit. As part of the Tax Reform Legislation and subsequent legislation, the ability to rely on the performance-based compensation exclusion has been eliminated and the limitation on deductibility generally was expanded to additional covered executives. As a result, the Company is no longer able to deduct any compensation paid to its NEOs in excess of $1 million. The Compensation Committee expects to authorize compensation in excess of $1 million (which will not be deductible under Section 162(m)) to named executive officers when it believes doing so is in the best interests of the Company and its shareholders.

46	National Bank Holdings Corporation

Executive Compensation Tables

The following tables, accompanying footnotes and narrative provide information about compensation paid to the Company’s NEOs as described in the CD&A.

Summary Compensation Table

The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2020, 2019 and 2018 (as applicable) for each of our NEOs.

							Nonqualified
						Non-equity	deferred
				Stock	Option	incentive plan	compensation	All other
Name and principal		Salary	Bonus	awards	awards	compensation	earnings	compensation		Total
position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)		($)

G. Timothy Laney	2020	750,000	—	839,955	210,000	774,500	—	63,670	(5)	2,638,125
Chairman, President and	2019	750,000	—	839,910	209,998	860,500	—	65,145		2,725,553
Chief Executive Officer	2018	750,000	222,000	1,091,974	273,000	790,500	—	60,660		3,188,134

Aldis Birkans	2020	338,269	—	232,354	58,097	261,250	385	26,895	(6)	917,250
EVP, Chief Financial Officer	2019	300,000	—	191,951	47,999	248,500	49	17,790		806,289
	2018	255,072	49,250	142,190	32,734	175,750	52	20,188		675,236

Richard U. Newfield, Jr.	2020	375,000	—	254,957	63,747	279,750	2,748	30,122	(7)	1,006,324
EVP, Chief Risk	2019	362,500	—	220,932	55,245	273,750	2,277	30,433		945,137
Management Officer	2018	325,000	69,500	263,364	65,844	247,500	2,156	26,322		999,686

Brendan Zahl	2020	275,000	—	119,963	29,999	198,500	—	23,180	(8)	646,642
EVP, Personal, Private and	2019	275,000	27,844	98,967	24,745	157,752	—	19,080		603,388
Residential Banking	2018	275,000	13,250	340,103	83,619	67,750	—	14,913		794,635

Christopher S. Randall	2020	275,000	—	119,963	29,999	156,500	—	5,462	(9)	586,924
EVP, Commercial, Specialty	2019	275,000	—	142,950	35,746	156,750	—	6,789		617,235
and Business Banking

Zsolt K. Besskó	2020	180,462	—	214,169	53,549	120,500	—	21,968	(10)	590,648
Former EVP, Chief	2019	315,000	—	214,119	53,547	226,750	—	27,151		836,567
Administrative Officer	2018	315,000	62,250	278,337	69,595	221,250	—	25,557		971,989

(1)	The amounts in this column reflect the grant date fair value of the restricted stock awarded to our NEOs, determined in accordance with FASB ASC Topic 718. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2020 for an explanation of the assumptions made in valuing these awards.

With respect to the performance stock units granted in 2018-2019, the grant date values are based upon the Company’s stock price (for the EPS metric) and a simulation of a range of possible future stock prices for the Company’s stock over the performance period using a Monte Carlo Simulation, discounted back to the valuation date using the risk free rate (for the relative TSR performance metric), as of the date of grant. With respect to the performance stock units granted in 2020, the grant date values are based upon the Company’s stock price (for the relative ROTA metric) and the aforementioned Monte Carlo Simulation (for the relative TSR performance metric).

Pursuant to SEC rules, for the part of the performance stock units that are subject to performance conditions (the EPS metric for the 2018 and 2019 awards and the relative ROTA metric for the 2020 awards), the value of such award assuming the highest level of performance condition is achieved under the 2018, 2019 and 2020 awards is $614,244, $472,451 and $472,464, respectively, for Mr. Laney, $40,453, $107,965, and $130,707 respectively, for Mr. Birkans, $148,149, $124,273 and $143,415, respectively, for Mr. Newfield, $55,685, $55.670 and $67,464, respectively, for Mr. Zahl and $156,573, $120,439 and $120,472, respectively, for Mr. Besskó.

For that part of the performance stock units that is subject to market conditions (the TSR metric), the potential maximum value is factored into the calculated grant date fair value for the 2018, 2019 and 2020 awards, which is $272,982, $209,976 and $209,987, respectively, for Mr. Laney, $17,992, $47,997 and $50,083 respectively for Mr. Birkans, $65,831, $55,235 and $63,736, respectively, for Mr. Newfield, $24,731, $24,741 and $29,988, respectively, for Mr. Zahl and $69,573, $53,534, and $55,535, respectively, for Mr. Besskó.

The potential maximum value for Mr. Randall is $80,412, with respect to the units that are subject to the EPS metric under the 2019 award, $67,464 with respect to the units that are subject to the relative ROTA metric under the 2020 award and $35,734 and $29,988, with respect to the units under the 2019 and 2020 awards that are subject to the TSR metric. For a more complete description of the performance stock units, please see “Three-Year Performance Stock Unit Award” above.

(2)	The amounts in this column reflect the grant date fair value of stock option awards granted to our NEOs, determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model.

2021 Annual Proxy Statement	47

See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2020 for an explanation of the assumptions made in valuing these awards.

(3)	Amounts in this column represent cash bonuses we paid under the 2020 STIP. See “Review of 2020 STIP Performance Metrics Results by the Compensation Committee” and “Final STIP Payouts for 2020/COVID-19” above. The amounts do not include the value of the restricted stock grants approved in 2021 that relate to the 2021 STIP in the following amounts: $136,750 for Mr. Laney, $46,000 for Mr. Birkans and $49,250 for Mr. Newfield.

(4)	Any amounts reported in this column represent the above-market portion of interest earned in a fixed rate investment option.

(5)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,550 and $49,180, respectively, and imputed income on life insurance premiums of $5,940.

(6)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,550 and $17,955, respectively, and imputed income on life insurance premiums of $390.

(7)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,550 and $19,895, respectively, and imputed income on life insurance premiums of $1,677.

(8)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,550 and $14,135, respectively, and imputed income on life insurance premiums of $495.

(9)	Includes Company matching contributions to the Nonqualified Deferred Compensation Plan of $4,703 and imputed income on life insurance premiums of $759.

(10)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,550 and $12,549, respectively, and imputed income on life insurance premiums of $869.

48	National Bank Holdings Corporation

2020 Grants of Plan-Based Awards

The following table sets forth certain information with respect to plan-based awards granted to each of our NEOs during 2020:

									All		All			Grant
									other		other			date
									stock		option			fair
									awards:		awards:		Exercise	value
									Number of		Number of		or base	of stock
			Estimated potential payouts under			Estimated future payouts under			shares		securities		price of	and
		Date of	non-equity incentive plan awards(1)			equity incentive plan awards(2)			of stock		underlying		option	option
		Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	or units		options		awards	awards
Name	Grant date	Approval	($)	($)	($)	(#)	(#)	(#)	(#)		(#)		($/Sh)	($)(3)

G. Timothy Laney	—	—	337,500	675,000	1,012,500	—	—	—	—		—		—	—
	04/01/2020	02/26/2020	—	—	—	—	—	—	—		63,444	(5)	23.10	210,000
	04/01/2020	02/26/2020	—	—	—	—	—	—	13,636	(4)	—		—	314,992
	06/01/2020	05/05/2020	—	—	—	4,272	8,543	12,815	—		—		—	209,987
	08/05/2020	08/05/2020	—	—	—	5,540	11,079	16,619	—		—		—	314,976

Aldis Birkans	—	—	113,750	227,500	341,250	—	—	—	—		—		—	—
	04/01/2020	02/26/2020	—	—	—	—	—	—	—		17,552	(5)	23.10	58,097
	04/01/2020	02/26/2020				—	—	—	3,772	(4)	—		—	87,133
	06/01/2020	05/05/2020				1,182	2,363	3,545	—		—		—	58,083
	08/05/2020	08/05/2020	—	—	—	1,533	3,065	4,598	—		—		—	87,138

Richard U. Newfield, Jr.	—	—	121,875	243,750	365,625	—	—	—	—		—		—	—
	04/01/2020	02/26/2020				—	—	—	—		19,259	(5)	23.10	63,747
	04/01/2020	02/26/2020	—	—	—	—	—	—	4,139	(4)	—		—	95,611
	06/01/2020	05/05/2020	—	—	—	1,297	2,593	3,890	—		—		—	63,736
	08/05/2020	08/05/2020	—	—	—	1,682	3,363	5,045	—		—		—	95,610

Brendan Zahl	—	—	75,625	151,250	226,875	—	—	—	—		—		—	—
	04/01/2020	02/26/2020				—	—	—	—		9,063	(5)	23.10	29,999
	04/01/2020	02/26/2020	—	—	—	—	—	—	1,948	(4)	—		—	44,999
	06/01/2020	05/05/2020	—	—	—	610	1,220	1,830	—		—		—	29,988
	08/05/2020	08/05/2020	—	—	—	791	1,582	2,373	—		—		—	44,976

Christopher S. Randall	—	—	68,750	137,500	206,250	—	—	—	—		—		—	—
	04/01/2020	02/26/2020				—	—	—	—		9,063	(5)	23.10	29,999
	04/01/2020	02/26/2020	—	—	—	—	—	—	1,948	(4)	—		—	44,999
	06/01/2020	05/05/2020	—	—	—	610	1,220	1,830	—		—		—	29,988
	08/05/2020	08/05/2020	—	—	—	791	1,582	2,373	—		—		—	44,976

Zsolt K. Besskó	—	—	47,250	94,500	141,750	—	—	—	—		—		—	—
	04/01/2020	02/26/2020				—	—	—	—		16,178	(5)	23.10	53,549
	04/01/2020	02/26/2020	—	—	—	—	—	—	3,477	(4)	—		—	80,319
	06/01/2020	05/05/2020	—	—	—	1,089	2,178	3,267	—		—		—	53,535
	08/05/2020	08/05/2020	—	—	—	1,413	2,825	4,238	—		—		—	80,315

(1)	Cash incentive bonuses under the 2020 STIP. The amounts reflected for Mr. Birkans are based on his full salary of $350,000 and for Mr. Zahl is based on a target incentive percentage of 55%. Mr. Besskó was eligible for the 2020 STIP for the period that he served as Chief Administrative Officer (January 1, 2020 through July 1, 2020) and the amounts above reflect his eligible earnings for that time period.

(2)	Represents the possible range of the performance stock units granted in 2020 under the 2014 Omnibus Incentive Plan. The performance stock units vest upon the achievement of specified performance criteria; please see “Three-Year Performance Stock Unit Award” above for more details. Dividend equivalents are accrued during the three-year performance period and paid upon vesting based on the number of units that vest.

(3)	The amounts in this column reflect the grant date fair value of the restricted stock and stock options awarded to the NEOs in 2020 in accordance with FASB ASC Topic 718. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2020 for an explanation of the assumptions made in valuing these awards. For purposes of this table, the values for the performance stock units are based upon the Company’s stock price and by using a Monte Carlo Simulation as of the grant date, respectively. The actual number of shares earned for the performance stock units is dependent on the Company's performance during the performance measuring period, therefore actual results may vary. For a more complete description of the criteria for payment of the performance stock units granted in 2020, please see "Three-Year Performance Stock Unit Award" above.

(4)	Represents time-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2021. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

(5)	Represents stock options that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2021.

2021 Annual Proxy Statement	49

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our NEOs on December 31, 2020:

	Option Awards					Restricted Stock Awards			Performance-Based Awards
											Equity
											incentive
									Equity		plan
									incentive		awards:
									plan		Market or
									awards:		payout
									Number of		value of
						Number		Market	unearned		unearned
	Number of	Number of				of shares		value of	shares,		shares,
	securities	securities				or units		shares or	units or		units or
	underlying	underlying				of stock		units of	other		other
	unexercised	unexercised		Option		that		stock that	rights that		rights that
	options	options		exercise	Option	have not		have not	have not		have not
	exercisable	unexercisable		price	expiration	vested		vested	vested		vested
Name	(#)	(#)		($)	date	(#)		($)(1)	(#)		($)(1)

G. Timothy Laney	28,000	—		18.92	4/29/2024	4,182	(2)	137,002	33,698	(3)	1,103,946
	31,996	—		19.08	4/28/2025	6,162	(4)	201,867	17,016	(5)	557,444
	49,763	—		19.56	3/1/2026	13,636	(6)	446,715	19,622	(7)	642,817
	26,683	—		34.04	3/1/2027	—		—	—		—
	24,694	12,348	(2)	32.65	3/1/2028	—		—	—		—
	11,128	22,258	(4)	34.08	4/1/2029	—		—	—		—
	—	63,444	(6)	23.10	4/1/2030	—		—	—		—

Aldis Birkans	20,000	—		20.00	8/2/2021	276	(2)	9,042	2,220	(3)	72,727
	3,530	—		18.09	5/2/2023	663	(2)	21,720	3,889	(5)	127,404
	2,600	—		18.92	4/29/2024	1,408	(4)	46,126	5,428	(7)	177,821
	2,773	—		19.08	4/28/2025	3,772	(6)	123,571	—		—
	3,080	—		19.56	3/1/2026	—		—	—		—
	3,303	—		34.04	3/1/2027	—		—	—		—
	1,628	814	(2)	32.65	3/1/2028	—		—	—		—
	1,324	663	(2)	35.36	5/2/2028	—		—	—		—
	2,543	5,088	(4)	34.08	4/1/2029	—		—	—		—
	—	17,552	(6)	23.10	4/1/2030	—		—	—		—

Richard U. Newfield, Jr.	9,780	—		18.09	5/2/2023	1,009	(2)	33,055	8,128	(3)	266,273
	7,200	—		18.92	4/29/2024	1,621	(4)	53,104	4,476	(5)	146,634
	8,319	—		19.08	4/28/2025	4,139	(6)	135,594	5,956	(7)	195,119
	13,092	—		19.56	3/1/2026	—		—	—		—
	6,607	—		34.04	3/1/2027	—		—	—		—
	5,956	2,978	(2)	32.65	3/1/2028	—		—	—		—
	2,927	5,856	(4)	34.08	4/1/2029	—		—	—		—
	—	19,259	(6)	23.10	4/1/2030	—		—	—		—

Brendan Zahl	—	7,094	(2)	33.99	2/21/2028	7,094	(2)	232,399	3,055	(3)	100,082
	2,238	1,120	(2)	32.65	3/1/2028	379	(2)	12,416	2,005	(5)	65,684
	1,311	2,623	(4)	34.08	4/1/2029	726	(4)	23,784	2,802	(7)	91,794
	—	9,063	(6)	23.10	4/1/2030	1,948	(6)	63,816	—		—

Christopher S. Randall	3,626	—		19.08	4/8/2025	712	(2)	23,325	5,739	(3)	188,010
	4,543	—		19.85	9/1/2025	1,049	(4)	34,365	2,896	(5)	94,873
	2,096	—		34.04	3/1/2027	1,948	(6)	63,816	2,802	(7)	91,794
	4,206	2,103	(2)	32.65	3/1/2028	—		—	—		—
	1,894	3,789	(4)	34.08	4/1/2029	—		—	—		—
	—	9,063	(6)	23.10	4/1/2030	—		—	—		—

Zsolt K. Besskó	6,724	—		34.04	3/1/2027	1,067	(2)	34,955	8,590	(3)	281,408
	6,294	3,149	(2)	32.65	3/1/2028	1,571	(4)	51,466	4,338	(5)	142,113
	2,837	5,676	(4)	34.08	4/1/2029	3,477	(6)	113,907	5,003	(7)	163,898
	—	16,178	(6)	23.10	4/1/2030	—		—	—		—

(1)	Based upon the closing price of our common stock on December 31, 2020, which was $32.76.

50	National Bank Holdings Corporation

(2)	Represents awards that vest in full, subject to the NEO’s continued service through April 28, 2021.

(3)	Amounts shown above represent the performance stock units granted in 2018 (the “2018 PSU Award”). The number of units are currently reflected at the maximum level of performance. The 2018 PSU Award vested on March 1, 2021 and the number of shares delivered was based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period (January 1, 2018 through December 31, 2020), which attainment resulted in a payout of 150%. In addition, dividends accrued during the three-year performance period and were paid on any earned performance stock units following the vesting date.

(4)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on April 28, 2021.

(5)	Amounts shown above represent the performance stock units granted in 2019 (the “2019 PSU Award”). Since performance through December 31, 2020 is tracking at target performance, the number of units are currently reflected at the target level of performance. Actual results for these awards cannot be determined at this time. The actual amounts to be vested and earned, if any, depend on actual performance against an EPS metric (60% weighting) and a relative TSR metric (40% weighting) over a three-year performance period (January 1, 2019 through December 31, 2021). The 2019 PSU Award will vest on March 1, 2022 and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the 2019 PSU Award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and are paid on any earned performance stock units following the vesting date.

(6)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2021.

(7)	Amounts shown above represent the performance stock units granted in 2020 (the “2020 PSU Award”). Since performance through December 31, 2020 is tracking at target performance, the number of units are currently reflected at the target level of performance. Actual results for these awards cannot be determined at this time. The actual amounts to be vested and earned, if any, depend on actual performance against a ROTA metric (60% weighting) and a relative TSR metric (40% weighting) over a three-year performance period (January 1, 2020 through December 31, 2022). The 2020 PSU Award will vest on March 1, 2023 and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the 2020 PSU Award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and are paid on any earned performance stock units following the vesting date.

Option Exercises and Stock Vested in 2020

The following table provides information regarding options exercised and shares of restricted stock vested during 2020 with respect to each of our NEOs:

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of shares		Number of shares
	acquired on	Value realized on	acquired on	Value realized on
	exercise	exercise	vesting	vesting
Name	(#)	($)	(#)	($)

G. Timothy Laney(1)	—	—	34,050	998,968
Aldis Birkans (2)	—	—	4,957	143,296
Richard U. Newfield, Jr.(3)	50,000	339,369	8,452	247,905
Brendan Zahl(4)	—	—	742	19,641
Christopher S. Randall(5)	8,900	110,150	3,341	96,108
Zsolt K. Besskó(6)	19,334	283,925	8,599	252,220

(1)	Stock awards include 23,705 performance stock units that vested on March 1, 2020, and 10,345 shares of time-based restricted stock that vested on April 28, 2020.
(2)	Stock award includes 2,933 performance stock units that vested on March 1, 2020, and 2,024 shares of time-based restricted stock that vested on April 28, 2020.
(3)	Option award for 50,000 shares exercised on April 30, 2020. Stock awards include 5,869 performance stock units that vested on March 1, 2020, and 2,583 shares of time-based restricted stock that vested on April 28, 2020.
(4)	Stock awards include 742 shares of time-based restricted stock that vested on April 28, 2020.

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(5)	Option award for 8,900 shares exercised on December 1, 2020. Stock awards include 1,862 performance stock units that vested on March 1, 2020, and 1,479 shares of time-based restricted stock that vested on April 28, 2020.
(6)	Option award for 19,334 shares exercised on November 17, 2020. Stock awards include 5,972 performance stock units that vested on March 1, 2020, and 2,627 shares of time-based restricted stock that vested on April 28, 2020.

Nonqualified Deferred Compensation Plan

The NEOs are eligible to participate in our Nonqualified Deferred Compensation Plan, which we refer to as the “NDCP.” The NDCP, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The NDCP is similar to our 401(k) plan; however, it does not have the statutory limit on contributions that the 401(k) plan has. Executives may participate in the NDCP even if they do not participate in the 401(k) plan. NDCP participants may defer up to 75% of their base salaries and up to 85% of their bonuses (annual incentives) until separation of service or upon the occurrence of other specified events (e.g., disability, previously specified dates, and a change in control). Generally, once a participant makes an election regarding the time of his or her deferred compensation payout, he or she may only modify that election if such modification occurs at least one year before the payout would begin if not modified and does not cause any amounts to be paid to the participant for at least five years after the payout would have begun if not modified. NDCP participants may elect to have their account balances paid in a lump sum upon a change in control. The Company matches participants’ contributions to the NDCP in the same way it matches 401(k) plan contributions. Each of the participating NEOs’ contributions to the NDCP and the related Company matching contributions are fully vested when made. Each NDCP participant may choose among a variety of investment options. The Company pays all applicable fees and expenses relating to the administration of the NDCP and may, in its sole discretion, make additional discretionary contributions to participants’ accounts.

		Registrant	Aggregate		Aggregate
	Executive	contributions	earnings	Aggregate	balance at
	contributions in	in last	in last	withdrawals/	last fiscal
	last fiscal year	fiscal year	fiscal year	distributions	year end
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

G. Timothy Laney	66,728	49,180	117,076	—	1,637,734
Aldis Birkans	30,502	17,955	38,114	—	391,065
Richard U. Newfield, Jr.	141,808	19,895	26,918	—	922,072
Brendan Zahl	62,106	14,135	52,845	—	295,799
Christopher S. Randall	15,675	4,703	25,068	—	145,678
Zsolt K. Besskó	17,217	12,549	58,753	—	449,793

(1)	This column represents amounts deferred from base salary and annual short-term incentive plan payments. Although deferred, these amounts are included in the Summary Compensation Table in the columns captioned ‘Salary” and “Non-Equity Incentive Plan Compensation,” as applicable.
(2)	These amounts are included in the Summary Compensation Table in the column captioned “All Other Compensation.”
(3)	This column includes total earnings and losses on the amounts held under the NDCP. With respect to Messrs. Birkans and Newfield, earnings that represent an above-market portion of interest have been included in the Summary Compensation Table in the column captioned “Nonqualified Deferred Compensation Earnings”.
(4)	The amounts shown include contributions that were previously included in the Summary Compensation Table for 2019 and 2018 as follows: $236,635 for Mr. Laney, $54,009 for Mr. Birkans, $292,100 for Mr. Newfield, $152,096 for Mr. Zahl, $26,130 for Mr. Randall and $82,674 for Mr. Besskó. With respect to Mr. Randall, the contributions that were previously included in the Summary Compensation Table for 2019 were $26,130.

Employment or Change of Control Agreements with Named Executive Officers

Mr. Laney’s Employment Agreement

On May 22, 2010, we entered into an employment agreement with Mr. Laney. On November 17, 2015, we entered into an amendment to Mr. Laney’s employment agreement. The employment agreement

52	National Bank Holdings Corporation

automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Laney an annual base salary of no less than $750,000, to be reviewed annually, and for a target cash bonus opportunity of no less than 90% of his base salary, to be reviewed annually. The employment agreement also provides Mr. Laney with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Laney is subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) three years following Mr. Laney’s termination of employment, if his employment is terminated by us without “cause” or Mr. Laney resigns with “good reason” within two years following a change in control or (b) one year following Mr. Laney’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Laney’s employment without “cause” or Mr. Laney’s resignation with “good reason,” Mr. Laney is eligible to receive certain severance benefits, as more fully described in “2020 Potential Payments upon Termination or Change-in-Control” below. Mr. Laney’s employment agreement also provides that, in the event any payments to Mr. Laney would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Laney would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Laney’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, Mr. Laney to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement. The clawback provision also provides that if Mr. Laney is found guilty of misconduct by any judicial or administrative authority in connection with any (a) formal investigation by the SEC or (b) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

Mr. Birkans’ Employment Agreement

On May 2, 2018, we entered into an employment agreement with Mr. Birkans, which became effective August 10, 2018. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term The employment agreement provides Mr. Birkans an annual base salary of no less than $300,000 and a target cash bonus opportunity of no less than 50% of base salary for the 2018 fiscal year, and a target bonus opportunity of no less than 55% of base salary for fiscal years thereafter. The employment agreement also provides Mr. Birkans with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Birkans is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Birkans’ termination of employment, if his employment is terminated by us without “cause” or Mr. Birkans resigns with “good reason” within two years following a change in control or (b) one year following Mr. Birkans’ termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Birkans’ employment without “cause” or Mr. Birkans’ resignation with “good reason,” Mr. Birkans is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2020 Potential Payments upon Termination or Change-in-Control” below. Mr. Birkans’ employment agreement also provides that, in the event any payments to Mr. Birkans would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Birkans would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Birkans’ employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

2021 Annual Proxy Statement	53

Mr. Newfield’s Employment Agreement

On November 17, 2015, we entered into an employment agreement with Mr. Newfield, which amends and restates Mr. Newfield’s employment agreement dated October 24, 2011. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Newfield an annual base salary of no less than $325,000, to be reviewed annually, and a target cash bonus opportunity of no less than 60% of base salary, to be reviewed annually. The employment agreement also provides Mr. Newfield with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Newfield is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Newfield’s termination of employment, if his employment is terminated by us without “cause” or Mr. Newfield resigns with “good reason” within two years following a change in control or (b) one year following Mr. Newfield’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Newfield’s employment without “cause” or Mr. Newfield’s resignation with “good reason,” Mr. Newfield is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2020 Potential Payments upon Termination or Change-in-Control” below. Mr. Newfield’s employment agreement also provides that, in the event any payments to Mr. Newfield would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Newfield would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Newfield’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Zahl’s Change of Control Agreement

On January 1, 2018, we entered into a change of control agreement with Mr. Zahl. Under the change of control agreement, Mr. Zahl is subject to restrictive covenants, including non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for one year following Mr. Zahl’s termination of employment in the case of any termination of employment. In the event of termination of Mr. Zahl’s employment without “cause” or Mr. Zahl’s resignation with “good reason” within eighteen months following a “change in control,” Mr. Zahl is eligible to receive certain severance benefits, as more fully described in “2020 Potential Payments upon Termination or Change-in-Control” below. Mr. Zahl’s change of control agreement also provides that, in the event any payments to Mr. Zahl would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Zahl would be better off on an after-tax basis receiving all such payments.

Mr. Randall’s Change of Control Agreement

On September 14, 2014, we entered into a change of control agreement with Mr. Randall. Under the change of control agreement, Mr. Randall is subject to restrictive covenants, including non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for one year following Mr. Randall’s termination of employment in the case of any termination of employment. In the event of termination of Mr. Randall’s employment without “cause” or Mr. Randall’s resignation with “good reason” within eighteen months following a “change in control,” Mr. Randall is eligible to receive certain severance benefits, as more fully described in “2020 Potential Payments upon Termination or Change-in-Control” below. Mr. Randall’s change of control agreement also provides that, in the event any payments to Mr. Randall would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Randall would be better off on an after-tax basis receiving all such payments.

54	National Bank Holdings Corporation

Mr. Besskó’s Transition Agreement

On May 5, 2020, the Company entered into a transition agreement with Mr. Besskó, which became effective as of July 1, 2020 and superseded certain provisions of Mr. Besskó’s previous employment agreement. Under the agreement, Mr. Besskó will receive a base salary of $50,000 and be eligible for a prorated annual Executive Short-Term Incentive Plan payment pursuant to the terms of the 2020 STIP based on actual performance and the number of days elapsed in 2020 through June 30, 2020. Mr. Besskó is subject to non-competition and non-solicitation covenants for a six-month period following the termination of his employment for any reason and a one-year period following the termination of his employment following a change in control of the Company. Mr. Besskó will also be eligible for a lump sum cash payment of $500,000 in the event of a change in control of the Company during the period commencing on July 1, 2020 and ending on May 1, 2021, subject to his continued employment with the Company through such change in control. Mr. Besskó’s employment is scheduled to terminate as of May 1, 2021.

2020 Potential Payments upon Termination or Change-in-Control

The following discussion addresses potential payments to our NEOs upon termination of employment or a change in control.

Termination of Employment without Cause or Resignation with Good Reason Prior to Change in Control

Severance under Mr. Laney’s Employment Agreement

If Mr. Laney’s employment is terminated prior to a change in control (i) by the Company without “cause” or (ii) by Mr. Laney for “good reason,” subject to his execution and non-revocation of a release of claims in favor of the Company, Mr. Laney will receive (a) any earned but unpaid base salary and bonus, (b) a prorated bonus for the year of termination and (c) a lump sum cash amount equal to the sum of (1) three times his annual base salary immediately prior to the date of the qualifying termination and (2) three times the greater of (i) his target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to him in respect of the year prior to the year of the qualifying termination.

For the purposes of Mr. Laney’s employment agreement, “cause” means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Board, to adhere materially to the Company’s material written policies, or to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.

For the purposes of Mr. Laney’s employment agreement, “good reason” means (1) a material diminution of annual base salary, (2) a material diminution in title, position, duties or responsibilities, (3) a failure to elect or re-elect Mr. Laney as a member of the Board, (4) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (5) any material breach by us of the employment agreement.

Severance for Messrs. Birkans, Newfield and Besskó under Employment (or Transition) Agreements

If the executive’s employment, other than Mr. Besskó’s, is terminated prior to a change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive (a) any earned but unpaid base salary and bonuses, (b) a prorated bonus for the year of termination and (c) a lump sum cash amount equal to the sum of (1) his annual base salary immediately prior to the date of the qualifying termination and (2) the greater of (i) his target annual bonus for the year in which the qualifying termination

2021 Annual Proxy Statement	55

occurs and (ii) the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination.

If Mr. Besskó’s employment is terminated prior to a change in control by, Mr. Besskó will receive a lump sum cash payment consisting of Mr. Besskó’s base salary through the date of termination, provided that if Mr. Besskó terminates his employment, his termination date shall be no earlier than 30 days and no later than 60 days following the notice of termination. Mr. Besskó’s employment is scheduled to terminate as of May 1, 2021.

For the purposes of each executive’s employment agreement and Mr. Besskó’s transition agreement, “cause” means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Company’s CEO, to adhere materially to the Company’s material written policies, or to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.

For the purposes of each executive’s employment agreement, “good reason” means (1) a material diminution in the executive’s annual base salary, (2) the assignment of any duties that are materially inconsistent with the executive’s position, duties or responsibilities or any other action by the Company that results in a material diminution in the executive’s position or the duties or responsibilities customarily associated with the executive’s position, (3) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (4) any material breach by us of the employment agreement.

Equity Awards under the Company’s Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. All unvested time-based stock options and restricted stock awards will be forfeited following a termination of employment prior to a change in control without “cause” or the executive’s resignation of employment for “good reason.”

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs, all unvested awards will be forfeited following any termination of employment.

For purposes of the equity awards, the definitions of “cause” and “good reason” are governed by the respective equity award agreements and in most cases, the definitions are similar to those set forth in the NEOs’ employment or change of control agreements, as applicable.

Termination of Employment for Cause or Resignation without Good Reason

Upon a termination of employment for “cause” or the executive’s resignation of employment without “good reason” at any time, the executive is entitled to accrued benefits, including accrued base salary as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices.

All unvested equity awards will be forfeited following a termination of employment for “cause” or the executive’s resignation of employment without “good reason.”

Termination of Employment due to Death or Disability

Upon a termination of employment due to death or disability, the executive is entitled to accrued benefits, including accrued base salary, as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices. All unvested equity awards will vest upon a termination of employment due to death or disability, other than the performance stock unit awards.

56	National Bank Holdings Corporation

Arrangements upon a Change in Control

Severance for NEOs under Employment, Change of Control or Transition Agreements

If Messrs. Laney, Birkans, Newfield, Zahl or Randall’s employment is terminated within two years (eighteen months for Messrs. Zahl and Randall) following a change in control (similar definition to that in the Company’s equity incentive plans) (i) without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive a lump sum cash amount equal to (a) any earned but unpaid base salary and bonuses and (b) except for Messrs. Zahl and Randall, a prorated bonus for the year of termination.

Additionally, Mr. Laney will receive a lump sum cash amount equal to the sum of (1) three times his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) three times the greater of (i) his target annual bonus determined under his employment agreement and (ii) the annual bonus paid or payable to him in respect of the year immediately prior to the year in which the termination occurs. Messrs. Birkans and Newfield will receive a lump sum cash amount equal to the sum of (1) two times their annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) two times the greater of (i) their target annual bonus determined under their employment agreement and (ii) the annual bonus paid or payable to them in respect of the year immediately prior to the year in which the termination occurs. Messrs. Zahl and Randall will receive a lump sum cash amount equal to the sum of (1) his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) the greater of (i) his target annual bonus for the year in which the termination occurs and (ii) the annual bonus paid or payable to him in respect of the year immediately prior to the year in which the termination occurs.

Upon the occurrence of a change in control between July 1, 2020 and May 1, 2021, and subject to Mr. Besskó’s continued employment through such change in control, subject to Mr. Besskó’s execution and non-revocation of a release of claims in favor of the Company, Mr. Besskó will receive a lump sum cash payment equal to $500,000. Mr. Besskó’s employment is scheduled to terminate as of May 1, 2021.

Equity Awards under the Company’s Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. All unvested time-based stock options and restricted stock awards held by the NEOs are subject to a double trigger vesting standard. If the executive is provided a replacement award in connection with a change in control, and if the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” all unvested outstanding time-based stock options and restricted stock awards held by the executive fully vest, and in the case of stock options, become exercisable, upon the qualifying termination. If the executive is not provided a replacement award, the award fully vests, and in the case of stock options, becomes exercisable, upon the change in control.

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs, in connection with a change in control, the performance achievement level of any outstanding unvested awards will be determined prior to the change of control by the Compensation Committee, with awards earned at the higher of target and actual performance. If the executive is provided a replacement award in connection with a change in control, then the earned award continues to be subject to service-based vesting requirements with the vesting date being the last day of the original performance period. If the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause,” (ii) by the executive for “good reason,” or (iii) due to the executive’s death or disability, any remaining service condition will be deemed to be satisfied and the earned award fully vests upon the qualifying termination. If the executive is not provided a replacement award, the service condition will be deemed to be satisfied and the earned award fully vests upon the change in control.

2021 Annual Proxy Statement	57

Change in Control Definition. A change in control is generally deemed to occur under the Company’s equity incentive plans upon:

●	the acquisition by any individual, entity or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 35% or more (on a fully diluted basis) of either (a) the then outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;

●	a majority of the directors who constituted the Board of Directors at the time the applicable plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by a vote of a majority of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

●	approval by our shareholders of our complete dissolution or liquidation; or

●	the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our shareholders whether for such transaction or the issuance of securities in the transaction (each, a “Business Combination”), in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the “beneficial owner,” directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for the Business Combination.

58	National Bank Holdings Corporation

For the NEOs serving as of December 31, 2020, the potential payments upon termination under various termination scenarios or the occurrence of a change in control are quantified in the table set forth below (assuming a termination date of December 31, 2020 and an NBHC share price of $32.76, the closing price of NBHC common stock on the NYSE on December 31, 2020):

			Stock	Restricted
		Cash	option	stock
		severance	vesting	vesting	Total
Name	Scenario	($)(1)	($)	($)	($)(2)

G. Timothy Laney	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	5,606,000	—	—	5,606,000
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	5,506,500	584,847	3,089,792	9,181,139
	Change in Control -No Termination of Employment(3)	—	—	—	—

Aldis Birkans	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	859,750	—	—	859,750
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,424,500	161,202	578,411	2,164,113
	Change in Control -No Termination of Employment(3)	—	—	—	—

Richard U. Newfield, Jr.	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	928,500	—		928,500
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,541,250	178,640	829,778	2,549,668
	Change in Control -No Termination of Employment(3)	—	—	—	—

Brendan Zahl	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause		—		—
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	460,500	75,484	345,159	881,143
	Change in Control -No Termination of Employment(3)	—	—	—	—

Christopher S. Randall	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	431,750	82,778	496,183	1,010,711
	Change in Control -No Termination of Employment(3)	—	—	—	—

Zsolt K. Besskó(4)	Voluntary Resignation without Good Reason	8,333	—	—	8,333
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	8,333	—		8,333
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	8,333	149,134	755,806	913,273
	Change in Control -No Termination of Employment(3)	500,000	—	—	500,000

(1)	Severance amounts are based on the terms of the applicable employment (or change of control) agreements. Under the employment agreements, the prorated bonus for the year of termination is calculated using the target annual bonus amount in the event of an involuntary termination following a change in control.

(2)	Amounts listed do not account for any reduction of payments under the terms of the applicable employment agreements due to the imposition of excise taxes under Section 4999 of the Code. See “Employment Agreements with Named Executive Officers” above.

2021 Annual Proxy Statement	59

(3)	Assumes that the NEO’s performance stock unit awards are assumed, or replacement awards are granted for such awards, by the successor entity upon a change in control.

(4)	Mr. Besskó’s employment is scheduled to terminate on May 1, 2021.

CEO Pay Ratio

The following information provides details about the relationship of the total compensation of our median associate and that of our Chairman, President and CEO:

SEC rules require us to determine our median associate only once every three years, provided that there have been no material changes in our associate population or associate compensation arrangements. We are using the same median associate for our 2020 pay ratio calculation as we used for the 2018 and 2019 calculation. We have not had a significant acquisition, divestiture or reduction in our workforce and the Company's compensation practices have not changed during 2020 in a way that could significantly impact the pay ratio or median employee. Further, the designated median associate's title, job responsibilities and circumstances have remained similar throughout 2020.

For 2020, the median annual total compensation of all associates of the Company (other than our CEO) was $57,682 and the annual total compensation of our CEO was $2,638,125. Based on this information, the ratio for 2020 total compensation of our CEO to the median of all associates is 45.7:1.

As disclosed in our prior proxy statements, we completed the following steps to determine the annual total compensation of our median associate:

●	We previously determined that, as of October 15, 2018, our associate population consisted of approximately 1,306 associates, including any full-time, part-time, temporary, or seasonal associates employed on that date.
●	To find the median of the annual total compensation of our associates (other than our CEO), we used wages from our payroll records as reported on Form W-2 for fiscal 2018. In making this determination, we annualized compensation for full-time and part-time permanent associates who were employed on October 15, 2018, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time associates.
●	We identified our median associate using this compensation measure and methodology, which was consistently applied to all our associates included in the calculation.
●	After identifying the median associate, we added together all the elements of such associate’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $57,682.
●	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table, which is also in accordance with the requirements of Item 402(c)(2)(x).

60	National Bank Holdings Corporation

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such reporting persons are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that none of such reporting person failed to file on a timely basis reports required by Section 16(a) during 2020.

Other Business

Except as set forth herein, our Board and management have no knowledge of any other business to come before the Meeting. If, however, any other matters do properly come before the Meeting, it is the intention of the persons appointed in the accompanying proxy to vote the shares represented by such proxy in accordance with their best judgment.

2022 Annual Meeting of Shareholders

Shareholder Proposals

Shareholder proposals submitted pursuant to SEC Rule 14a-8 of Regulation 14A for inclusion in our 2022 Proxy Statement and acted upon at our 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) must be received by us at our principal executive offices, to the attention of the Secretary, on or prior to November 29, 2021 and must satisfy the requirements of SEC Rule 14a-8. We suggest that such proposals be sent by certified mail, return receipt requested.

Shareholder proposals submitted for consideration at the 2022 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our principal executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2021 Annual Meeting. As a result, any notice given by a shareholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 4, 2022 and no later than February 3, 2022. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in Section 2.9(C) of our Bylaws. Each such notice must include, among other things:

●	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;
●	the name and address of the shareholder proposing such business as well as any affiliates or associates acting in concert with such shareholder;
●	the number of shares of each class of NBHC stock owned by such shareholder;
●	a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests; and
●	any material interest of such shareholder in such proposal, including any other information required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act and the SEC rules thereunder.

2021 Annual Proxy Statement	61

Further information regarding the process for shareholder nominations for candidates for election as directors is provided under “Director Nomination Process, Director Qualifications and Diversity” elsewhere in this proxy statement.

Discretionary Authority Conferred in Proxy Solicited by the Company

The proxy solicited by the Company for the 2022 Annual Meeting will confer discretionary authority on the Company’s proxies on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to February 3, 2022 and (ii) any proposal made in accordance with Company’s Bylaws provisions if the 2022 Proxy Statement briefly describes the matter and how the Company’s proxies intend to vote on it and if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

“HOUSEHOLDING” OF PROXY MATERIALS

Only one proxy statement and annual report may be delivered to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure, known as “householding,” reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to receive separate proxy cards. If you reside at an address that received only one copy of our Proxy Materials as a result of householding, requests for additional copies should be directed to National Bank Holdings Corporation, Attention: Investor Relations, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111 (telephone number: 720-554-6640; e-mail: ir@nationalbankholdings.com). If you object to householding and wish to receive separate copies of documents in the future, or if you received multiple copies of your Proxy Materials at a single address and would like to request delivery of a single copy in the future, you may contact Investor Relations as described above if you are a holder of record. If you hold your shares through a bank, broker or other holder of record, you should contact such holder of record.

62	National Bank Holdings Corporation

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NBHC2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. NATIONAL BANK HOLDINGS CORPORATION 7800 EAST ORCHARD ROAD, SUITE 300 GREENWOOD VILLAGE, CO, 80111 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01) Ralph W. Clermont 06) Burney S. Warren, III 02) Robert E. Dean 07) Art Zeile 03) Fred J. Joseph 04) G. Timothy Laney 05) Micho F. Spring The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2021. For 0 0 1 year 2 years Against 0 0 3 years 0 Abstain 0 0 Abstain 0 3. To adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company's named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the Proxy Statement. The Board of Directors recommends you vote 1 YEAR on proposal 4. 4. To recommend, in a non-binding vote, whether a shareholder vote to approve the compensation of our named executives should occur every 1, 2 or 3 years. 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000490440_1 R1.0.0.171

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com NATIONAL BANK HOLDINGS CORPORATION Annual Meeting of Shareholders May 4, 2021 8:30 AM Mountain Time This proxy is solicited on behalf the Board of Directors The undersigned, revoking all prior proxies, hereby appoints G. Timothy Laney and Angela Petrucci, or either of them, as proxies with full power of substitution and resubstituting, for and in the name of the undersigned, to vote all shares of Class A common stock of National Bank Holdings Corporation, which the undersigned would be entitled to vote if virtually present at the Annual Meeting of Shareholders to be held at 8:30 AM Mountain Time on May 4, 2021 at www.virtualshareholdermeeting.com/NBHC2021 and any adjournment or postponement thereof. When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies named on this proxy card are authorized to vote upon any other business as may properly come before the Annual Meeting. Either of the proxies or their respective substitutes shall have and may exercise all of the powers hereby granted. Continued and to be signed on reverse side 0000490440_2 R1.0.0.171